UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

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Leggett & Platt, Incorporated

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 30, 2011

Dear Shareholder:

I am pleased to invite you to attend the annual meeting of shareholders of Leggett & Platt, Incorporated to be held on Thursday, May 12, 2011, at 10:00 a.m. Central Time, at the Company’s Wright Conference Center. Directions are included on the back cover of this Proxy Statement.

The Proxy Statement contains four proposals from our Board of Directors: (i) the election of twelve directors, (ii) the ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2011, (iii) an advisory vote on executive compensation, and (iv) a vote concerning the frequency of future advisory votes on executive compensation. The Board encourages you to vote FOR proposals 1, 2 and 3, and FOR a 3-year frequency on proposal 4.

The Proxy Statement also contains a shareholder proposal seeking to add sexual orientation and gender identity to the Company’s written non-discrimination policy. For reasons explained in the Proxy Statement, the Board encourages you to vote AGAINST this proposal.

Your vote is important. Whether or not you plan to attend the meeting, please vote as soon as possible. You may vote your shares by Internet at www.eproxy/leg or by returning the enclosed proxy or voting instruction card. Specific instructions for these voting alternatives are contained on the proxy or voting instruction card.

I appreciate your continued interest in Leggett & Platt.

Sincerely,

LEGGETT & PLATT, INCORPORATED

Richard T. Fisher

Board Chair

Leggett & Platt, Incorporated

No. 1 Leggett Road

Carthage, Missouri 64836

NOTICE OF 2011 ANNUAL MEETING OF SHAREHOLDERS

The annual meeting of shareholders of Leggett & Platt, Incorporated (the “Company”) will be held at the Company’s Wright Conference Center, No. 1 Leggett Road, Carthage, Missouri 64836, on Thursday, May 12, 2011, at 10:00 a.m. Central Time:

1.	To elect twelve directors;

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011;

3.	To provide an advisory vote on executive compensation;

4.	To provide an advisory vote concerning the frequency of future votes on executive compensation;

5.	If presented at the meeting, to vote on a shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy; and

6.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

You are entitled to vote only if you were a Leggett & Platt shareholder at the close of business on March 7, 2011.

An Annual Report to Shareholders outlining the Company’s operations during 2010 accompanies this Notice of Annual Meeting and Proxy Statement.

By Order of the Board of Directors,

John G. Moore

Secretary

Carthage, Missouri

March 30, 2011

Important Notice Regarding the Availability of Proxy Materials

for the Shareholder Meeting to Be Held on May 12, 2011

The enclosed proxy materials and access to the proxy voting site are also available to you on the Internet.

You are encouraged to review all of the information contained in the proxy materials before voting.

The Company’s Proxy Statement and Annual Report to Shareholders are available at:

www.leggett.com/proxy/2011/default.asp

The Company’s proxy voting site can be found at:

www.eproxy.com/leg

Leggett & Platt, Incorporated

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS

AND THE ANNUAL MEETING

Why did I receive these materials?

The Board of Directors (the “Board” ) of Leggett & Platt, Incorporated (the “Company” or “Leggett” ) is providing these materials to you in connection with its solicitation of proxies for the Company’s annual meeting of shareholders on May 12, 2011. We first sent these materials to shareholders on March 30, 2011. As a Leggett shareholder, you are entitled and encouraged to vote on the proposals presented in these proxy materials. We invite you to attend the annual meeting, but you do not have to attend to be able to vote.

Where can I obtain financial information about Leggett?

Our Annual Report to Shareholders, including our Form 10-K with financial statements for 2010, is enclosed in the same mailing with this proxy statement. The Company’s Proxy Statement and Annual Report to Shareholders (including Form 10-K) are also available at www.leggett.com/proxy/2011/default.asp. Information on our website does not constitute part of this proxy statement.

What business will be voted on at the annual meeting?

Shareholders will vote on the following proposals at the annual meeting:

•	Election of twelve directors.
•	Ratification of PricewaterhouseCoopers LLP (“PwC” ) as our independent registered public accounting firm for 2011
•	Advisory vote on executive compensation.
•	Advisory vote concerning the frequency of future votes on executive compensation.
•	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy, if presented at the meeting.
•	Any other business that is properly brought before the meeting.

The Board recommends that you vote FOR each of the director nominees, FOR the ratification of PwC, FOR the executive compensation package, as presented, FOR a three-year frequency for the advisory vote on executive compensation, and AGAINST the shareholder proposal. If you return a signed proxy card without marking one or more proposals, your proxy will be voted in accordance with the Board’s recommendations.

What shares can I vote?

The only class of outstanding voting securities is the Company’s $.01 par value common stock. Each share of common stock issued and outstanding at the close of business on March 7, 2011 (the “Record Date” ) is entitled to one vote on each matter submitted to a vote at the annual meeting. On the Record Date, we had 145,839,047 shares of common stock issued and outstanding.

You may vote all shares of Leggett common stock you owned on the Record Date. This includes (i) shares held directly in your name as the shareholder of record, (ii) shares held for you as the beneficial owner through a broker, trustee or other nominee, sometimes referred to as shares held in “street name,” and (iii) shares held for you in Company benefit plans.

Shareholder of Record—If your shares are registered directly in your name with our transfer agent, Wells Fargo, you are the shareholder of record, and these proxy materials were sent to you directly. As the shareholder of record, you have the right to grant your proxy vote directly or to vote in person at the annual meeting. We have enclosed a proxy card for you to use.

Beneficial Owner—If you hold shares in a brokerage account or through some other nominee, you are the beneficial owner of the shares held in street name, and these proxy materials were forwarded to you from the broker, trustee or nominee, together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee, or nominee how to vote your shares by proxy. Although you are invited to attend the annual meeting, you may not vote these shares in person unless you obtain a legal proxy from the broker, trustee, or nominee.

Benefit Plans—If you hold Leggett stock in the Company’s Stock Bonus Plan, you will receive a voting instruction form in a separate mailing. You will need to complete and return the voting instruction form to vote these shares (voting in person at the Annual Meeting or by Internet is not available). The Company must receive your completed voting instruction form by May 4, 2011; otherwise, the plan trustees will vote the shares credited to your account according to the recommendations of their respective investment committees.

How do I submit my vote?

You may vote your shares (i) by Internet at www.eproxy.com/leg, (ii) by signing and returning the proxy or voting instruction card, or (iii) in person at the meeting (except shares held in the Company’s Stock Bonus Plan must be voted by returning a voting instruction form as described above). If you vote by Internet, you do not need to return your proxy or voting instruction card, but you will need to have it in hand when you access the voting website. Specific voting instructions are found on the proxy card or voting instruction card included with this proxy statement.

Can I change my vote?

Shareholder of Record—If you are a shareholder of record, you may change your vote or revoke your proxy any time before the annual meeting by (i) submitting a valid, later-dated proxy, (ii) submitting a valid, subsequent vote by the Internet, (iii) notifying the Company’s Secretary that you have revoked your proxy, or (iv) completing a written ballot at the annual meeting.

Beneficial Owner—If you hold shares as the beneficial owner, you may change your vote (i) by submitting new voting instructions to your broker, trustee, or nominee or (ii) by voting in person at the annual meeting if you have obtained a legal proxy from your broker, trustee, or nominee.

Benefit Plans—If you hold shares in Company benefit plans, you can revoke your vote instructions by delivering a valid, later-dated voting instruction form prior to the deadline specified in the voting instructions.

How many votes are needed to conduct business at the annual meeting?

A majority of the outstanding shares of common stock entitled to vote must be present at the annual meeting, or represented by proxy, in order to meet the quorum requirement to transact business. Both abstentions and broker non-votes (described below) are counted in determining a quorum. If a quorum is not present, the annual meeting will be adjourned for no more than 90 days to reach a quorum.

What vote is required to elect a director?

A director nominee must receive the affirmative vote of a majority of those shares present (either in person or by proxy) and entitled to vote.

As required by our Corporate Governance Guidelines, each nominee has submitted a contingent resignation to the Nominating & Corporate Governance Committee (the “N&CG Committee” ) in order to be nominated for election as a director. If a nominee fails to receive a majority of the votes cast in the director election, the N&CG Committee will make a recommendation to the Board of Directors whether to accept or reject the director’s resignation and whether any other action should be taken. If a director’s resignation is not accepted, that director will continue to serve until the

Company’s next annual meeting and his or her successor is duly elected and qualified. If the Board accepts the director’s resignation, it may, in its sole discretion, either fill the resulting vacancy or decrease the size of the Board to eliminate the vacancy.

What vote is required to approve the other proposals?

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote is required for ratification of the appointment of PwC as Leggett’s independent registered public accounting firm, and for the shareholder proposal. Since the votes on executive compensation and on the frequency of future votes on executive compensation are each advisory votes, the Board will give due consideration to the outcomes; however, those proposals are not approved as such.

What is the effect of an “abstention” vote on the election of directors and other proposals?

A share voted “abstain” with respect to any proposal is considered present and entitled to vote with respect to that proposal. For the non-advisory proposals requiring a majority vote in order to pass, an abstention will have the effect of a vote against the proposal.

What is the effect of a “broker non-vote?”

If you are the beneficial owner of shares held through a broker or other nominee and do not vote your shares or provide voting instructions, your broker may vote for you on “routine” proposals but not on “non-routine” proposals. The ratification of PwC as the Company’s auditor is the only routine proposal, and the election of directors, the advisory vote on executive compensation, the vote on the frequency of future advisory votes on executive compensation and the shareholder proposal are non-routine. Therefore, if you do not vote on the non-routine proposals or provide voting instructions, your broker will not be allowed to vote your shares—this will result in a broker non-vote. Broker non-votes are not counted as shares present and entitled to vote, so they will not affect the outcome of the vote.

Who pays the cost of soliciting votes at the annual meeting?

Leggett is making this solicitation and will pay the full cost of preparing, printing, assembling, and mailing these proxy materials. Upon request, we will also reimburse brokers and other nominees for forwarding proxy and solicitation materials to shareholders. If you choose to access proxy materials or vote by Internet, you are responsible for any Internet access charges you may incur.

We have hired Georgeson Inc. to assist in the solicitation of proxies by mail, telephone, in person, or otherwise. Georgeson’s fees are expected to be $10,500 plus expenses. If necessary to assure sufficient representation at the meeting, Company employees, at no additional compensation, may request the return of proxies.

Where can I find the voting results of the annual meeting?

We will announce preliminary voting results at the annual meeting and plan to issue a press release immediately after the meeting. Within four business days after the annual meeting, we will file a Form 8-K reporting the vote count.

What should I do if I receive more than one set of proxy materials?

You may receive multiple sets of proxy materials if you hold shares in more than one brokerage account or if you are a shareholder of record and have shares registered in more than one name. Please vote the shares on each proxy card or voting instruction card you receive.

We have adopted “householding” which allows us, unless a shareholder withholds consent, to send one proxy statement and annual report to multiple shareholders sharing the same address. Each shareholder at a given address will receive a separate proxy card. If you currently receive multiple sets of proxy materials and wish to have your accounts householded, or if you no longer want to participate in householding and wish to revoke your consent, call Wells Fargo Shareowner Services at 877-602-7615 or send written instructions to Wells Fargo Shareowner Services, Attn: Leggett & Platt, Incorporated, P.O. Box 64854, St. Paul, MN 55164-0854. You will need to provide Leggett’s company number (203) and your 10-digit Wells Fargo account number which is printed at the bottom of your proxy card.

Many brokerage firms practice householding as well. If you have a householding request for your brokerage account, please contact your broker.

How may I obtain another set of proxy materials?

If you received only one set of proxy materials for multiple shareholders of record and would like us to send you another set this year, please call 800-888-4569 or write to Leggett & Platt, Incorporated, Attn: Investor Relations, No. 1 Leggett Road, Carthage, MO 64836. You can also access a complete set of proxy materials—the Notice of Meeting, Proxy Statement, and Annual Report to Shareholders including Form 10-K—online at www.leggett.com/proxy/2011/default.asp. To ensure that you receive multiple copies in the future, please contact your broker or Wells Fargo at the number or address in the preceding answer to withhold your consent for householding.

What is the deadline to propose actions for next year’s annual meeting or to nominate a director?

Shareholders may propose actions for consideration at future annual meetings either by presenting them for inclusion in the Company’s proxy statement or by soliciting votes independent of our proxy statement. To be properly brought before the meeting, all shareholder actions must comply with our bylaws, as well as SEC requirements under Regulation 14A. Leggett’s bylaws are posted on our website at www.leggett-search.com/governance. Notices specified for the types of shareholder actions set forth below must be addressed to Leggett & Platt, Incorporated, Attn: Corporate Secretary, No. 1 Leggett Road, Carthage, MO 64836.

Shareholder Proposal Included in Proxy Statement—If you intend to present a proposal at the 2012 annual meeting, the SEC requires that the Corporate Secretary receive the proposal at the address given above by December 1, 2011 for possible inclusion in the proxy statement. We will decide whether to include a proposal in the proxy statement in accordance with SEC rules governing the solicitation of proxies.

Shareholder Proposal Not Included in Proxy Statement—If you intend to present a proposal at the 2012 annual meeting by soliciting votes independent of the Company’s proxy statement, Section 1.2 of our bylaws requires that the Company receive timely notice of the proposal—no earlier than January 13, 2012 and no later than February 12, 2012. This notice must include a description of the proposed business, your name and address, the number of shares you hold, any of your material interests in the proposal, and other matters specified in the bylaws. The nature of the business also must be appropriate for shareholder action under applicable law. The bylaw requirements also apply in determining whether notice is timely under SEC rules relating to the exercise of discretionary voting authority.

Director Nominee Included in Proxy Statement—If you wish to recommend a director candidate to the N&CG Committee for possible inclusion in the proxy statement, please see the requirements described under Consideration of Director Nominees and Diversity on page 7.

Director Nominee Not Included in Proxy Statement—If you intend to nominate a director candidate for election outside of the Company’s nomination process, our bylaws require that the Company receive timely notice of the nomination—no earlier than January 13, 2012 and no later than February 12, 2012. This notice must include the information specified in Section 2.2 of the bylaws, including your name and address, the number of shares you hold, and the name, address and occupation of each proposed nominee.

CORPORATE GOVERNANCE AND BOARD MATTERS

Corporate Governance

Leggett has a long-standing commitment to sound corporate governance principles and practices. The Board has adopted Corporate Governance Guidelines that establish the roles and responsibilities of the Board and Company management. The Board has also adopted a Code of Business Conduct and Ethics applicable to all Company employees, officers and directors, as well as a separate Financial Code of Ethics applicable to the Company’s CEO, CFO, principal accounting officer and corporate controller. These documents are posted on our website at www.leggett-search.com/governance.

Director Independence

The Board reviews director independence annually and upon learning of any change in circumstances during the year that may affect a director’s independence. The Company has adopted Categorical Standards for Director Independence (the “Categorical Standards”) that satisfy the NYSE listing standards. The Categorical Standards are posted on our website at www.leggett-search.com/governance. A director who meets all the Categorical Standards will be presumed to be independent.

While the Categorical Standards help the Board to determine director independence, they are not the exclusive measure for doing so. The Board also reviews the relevant facts and circumstances of any relationships between the Company and its directors during the independence assessment. When confirming the independence of Robert Brunner, Ray Griffith and Joseph McClanathan, the Board reviewed Company purchases from and sales to their respective employers and found the transactions were on arms-length terms and the amounts were well below the threshold provided in the Categorical Standards.

Based on its review, the Board has determined that all of its non-management directors are independent (the director biographies accompanying Proposal 1 “Election of Directors” identify our independent and management directors). The Board found no business or other relationship involving an independent director and the Company that violated the Categorical Standards or undermined independence.

All Audit Committee members meet the higher independence standard for audit committee service under NYSE and SEC rules and are financially literate, as defined by NYSE rules. Five members—Robert Brunner, Richard Fisher, Joseph McClanathan, Judy Odom, and Phoebe Wood—meet the SEC’s definition of an “audit committee financial expert.” None of the members serves on the audit committee of more than three public companies.

Independent Board Chair and Board Leadership Structure

Richard Fisher, a non-management director of the Company, was elected by the Board of Directors in 2008 to serve as the independent Board Chair. The Company has split the positions of Board Chair and Chief Executive Officer since 2006, when David Haffner was appointed Leggett’s CEO. During Mr. Haffner’s tenure as CEO, the Board has chosen as its Board Chair directors with a long view of Leggett’s evolution—Mr. Fisher has been a director since 1972 and his predecessor, Felix E. Wright, had been on the Board since 1977. The Board evaluates annually the responsibilities of the independent Board Chair and whether the separation of the chairmanship and CEO continues to best serve the Board and our shareholders. The Board does not have a fixed policy with respect to the separation of the Board Chair and the CEO and maintains the flexibility to make this determination on a case-by-case basis in a manner it deems in the Company’s best interests.

In accordance with our Corporate Governance Guidelines, non-management directors regularly hold executive sessions without management present. At least one executive session per year is attended by only independent, non-management directors (typically, these executive sessions take place at each regularly scheduled quarterly Board meeting). Mr. Fisher presides over these meetings of the non-management directors.

Communication with the Board

Shareholders and all other interested parties may e-mail Mr. Fisher at boardchair@leggett.com. They can also write to Leggett & Platt Board Chair, P.O. Box 637, Carthage, MO 64836. The Corporate Secretary’s office reviews this correspondence and periodically sends Mr. Fisher all communications except items unrelated to Board functions (for example, advertisements and junk mail). In his discretion, Mr. Fisher may forward communications to the full Board or to any of the other independent directors for further consideration.

Board and Committee Composition and Meetings

The Board held four meetings in 2010, and its committees met the number of times listed in the table below. All directors attended at least 75% of the Board meetings and their respective committee meetings. Directors are expected to attend the Company’s annual meeting of shareholders, and all of them attended the 2010 annual meeting.

The Board has a standing Audit Committee, Compensation Committee, Nominating & Corporate Governance Committee, and Executive Committee. Except for the Executive Committee (comprised of Richard Fisher—Chair, David Haffner and Maurice Purnell), each committee consists entirely of independent directors and operates under a written charter adopted by the Board. The Audit, Compensation and Nominating & Corporate Governance Committee charters are posted on our website at www.leggett-search.com/governance.

Audit Committee Judy C. Odom (Chair) Robert E. Brunner Richard T. Fisher Ray A. Griffith Joseph W. McClanathan Phoebe A. Wood Meetings in 2010: 6

The Audit Committee assists the Board in the oversight of:

•      Independent registered public accounting firm’s qualifications, independence, appointment, compensation, retention, and performance.

•      Internal controls over financial reporting.

•      Guidelines and policies to govern risk assessment and management.

•      Performance of the Company’s internal audit function.

•      Integrity of the financial statements and external financial reporting.

•      Legal and regulatory compliance.

•      Complaints and investigations of any questionable accounting, internal control, or auditing matters.

Compensation Committee R. Ted Enloe, III (Chair) Robert E. Brunner Richard T. Fisher Joseph W. McClanathan Judy C. Odom Phoebe A. Wood Meetings in 2010: 6

The Compensation Committee assists the Board in the oversight and administration of:

•      Corporate goals and objectives regarding CEO compensation and evaluation of the CEO’s performance in light of those goals and objectives.

•      Non-CEO executive officer compensation.

•      Cash and equity compensation for directors.

•      Incentive compensation and equity-based plans that are subject to Board approval.

•      Grants of awards under bonus, option or other incentive plans required to comply with applicable tax laws.

•      Employment agreements and severance benefit agreements with the CEO and executive officers, as applicable.

•      Related person transactions of a compensatory nature.

Nominating & Corporate Governance Committee Maurice E. Purnell, Jr. (Chair) Ralph W. Clark Richard T. Fisher Joseph W. McClanathan Judy C. Odom Meetings in 2010: 3

The N&CG Committee assists the Board in the oversight of:

•      Corporate governance principles, policies and procedures.

•      Identifying qualified candidates for Board membership and recommending director nominees.

•      Director independence and related person transactions.

Board’s Oversight of Risk Management

The Audit Committee is responsible for oversight of our guidelines and policies to assess and manage risk. The Company’s CEO and other senior management are responsible for assessing and managing various risk exposures on a day-to-day basis. In 2003, we established the Enterprise Risk Management Committee (the “ERM Committee” ) which is currently comprised of 12 executives and chaired by our CFO. The ERM Committee adopted guidelines by which the Company identifies, assesses, monitors and reports financial and non-financial risks material to the Company. The ERM Committee meets regularly throughout the year and provides an annual report to senior management and the Audit Committee of (i) the likelihood and significance of risks, (ii) the policies and guidelines regarding risk assessment and management, (iii) management’s steps to monitor and control risks, and (iv) an evaluation of the process. The Audit Committee reviews and discusses the report with management and the independent auditor.

An overall review of risk is inherent in the Board’s consideration of the Company’s strategies and other matters. In furtherance of this review, our CFO updates other senior managers and the entire Board every quarter on notable activities of the ERM Committee.

The Compensation Committee’s oversight of executive officer compensation, including the assessment of compensation risk for executive officers, is detailed in the Compensation Discussion & Analysis section on page 27. The Committee also assesses our compensation structure for employees generally and has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on the Company. The following factors contributed to this determination:

•	We use a common annual incentive plan across all business units.
•	We use a combination of short-term and long-term incentive rewards that are tied to different measures of performance.
•	Our annual incentive plan and our omnibus equity plan contain clawback provisions that enable the Committee to recoup incentive payments.
•	Our employees below key management levels have a small percentage of their total pay in variable compensation.
•

We promote an employee ownership culture to better align employees with shareholders, with approximately 3,500 employees contributing their own funds to purchase Company stock under various stock purchase plans.

Compensation Committee Interlocks and Insider Participation

No Compensation Committee member had an interlocking relationship as described in Item 407(e)(4) of Regulation S-K.

Consideration of Director Nominees and Diversity

The Nominating & Corporate Governance Committee is responsible for identifying and evaluating qualified candidates for election to the Board of Directors. Following its evaluation, the N&CG Committee recommends to the full Board a slate of director candidates for inclusion in the Company’s proxy statement and proxy card. This procedure is posted on the Company’s website at www.leggett-search.com/governance.

In the case of incumbent directors, the N&CG Committee reviews each director’s overall service during his or her current term, including the number of meetings attended, level of participation, quality of performance, and any transactions between the director and the Company. The Company’s Bylaws and Corporate Governance Guidelines set the director retirement age at 72; however, the Board Chair, CEO or President may request a waiver for any director. At the request of Leggett’s CEO, the N&CG Committee recommended, and the full Board granted, retirement age waivers for Mr. Enloe and Mr. Fisher so they may stand for re-election at the 2011 annual meeting.

In the case of new director candidates, the N&CG Committee first determines whether the nominee must be independent under NYSE rules, then identifies any special needs of the Board. The N&CG Committee will consider individuals recommended by Board members, Company management, shareholders and, if it deems appropriate, a professional search firm.

The Board of Directors may also consider candidates to fill a vacancy in the Board outside of the annual shareholder meeting process. The N&CG Committee will use the same criteria as are used to evaluate a director nominee to be elected by shareholders. In the event of a vacancy to be filled by the Board, the N&CG Committee will recommend one or more candidates for election and proxies will not be solicited.

The N&CG Committee seeks to identify and recruit the best available candidates. Qualified candidates will be considered without regard to race, color, religion, sex, ancestry, national origin or disability. The N&CG Committee believes director candidates should have the following minimum qualifications:

•	Character and integrity.
•	A commitment to the long-term growth and profitability of the Company.
•

A willingness and ability to make a sufficient time commitment to the affairs of the Company in order to effectively perform the duties of a director, including regular attendance at Board and committee meetings.

•	Significant business or public experience relevant and beneficial to the Board and the Company.

In addition to the minimum qualifications described above, the N&CG Committee may also consider the following factors in evaluating candidates for recommendation to the Board:

•	Present and anticipated needs of the Board for particular experience or expertise and whether the candidate would satisfy those needs.
•	Requirement for the Board to have a majority of independent directors and whether the candidate would be considered independent.
•	Whether the candidate would be considered an “audit committee financial expert” or “financially literate” as described in NYSE listing standards, SEC rules and the Audit Committee charter.
•	Accomplishments of each candidate in his or her field.
•	Outstanding professional and personal reputation.
•

Relevant experience, including experience at the strategy/policy setting level, high level managerial experience in a complex organization, industry experience, and familiarity with the products and processes used by the Company.

•	Ability to exercise sound business judgment.
•	Breadth of knowledge about issues affecting the Company.
•	Ability and willingness to contribute special competencies to Board activities.
•	A willingness to assume broad fiduciary responsibility.
•	Fit with the Company’s culture.

Following the N&CG Committee’s initial review of a candidate’s qualifications, one or more N&CG Committee members will interview the candidate. The N&CG Committee may arrange subsequent interviews with the Board Chair and/or members of the Company’s management. The N&CG Committee does not intend to alter the manner in which it evaluates candidates, including the minimum criteria set forth above, for candidates recommended by a shareholder.

Shareholders who wish to recommend candidates for the N&CG Committee’s consideration must submit a written recommendation to the Secretary of the Company at No. 1 Leggett Road, Carthage, MO 64836. Recommendations must be sent by certified or registered mail and received by December 15th for the N&CG Committee’s consideration for the following year’s annual meeting of shareholders. Recommendations must include the following:

•	Shareholder’s name, number of shares owned, length of period held, and proof of ownership.
•	Candidate’s name, address, phone number and age.
•

A resume describing, at a minimum, the candidate’s educational background, occupation, employment history, and material outside commitments (e.g., memberships on other boards and committees, charitable foundations, etc.).

•	A supporting statement which describes the candidate’s reasons for seeking election to the Board of Directors and documents his or her ability to satisfy the director qualifications described above.
•	The candidate’s consent to a background investigation.
•	The candidate’s written consent to stand for election if nominated by the Board and to serve if elected by the shareholders.

•	Any other information that will assist the N&CG Committee in evaluating the candidate in accordance with this procedure.

The Corporate Secretary will promptly forward these materials to the N&CG Committee Chair and the Board Chair. The N&CG Committee may contact recommended candidates to request additional information necessary for its evaluation or for disclosure under applicable SEC rules.

Separate procedures apply if a shareholder wishes to nominate a director candidate for election at a meeting of shareholders. Those procedures, contained in our bylaws, are discussed in the Question and Answer section on page 4.

Although the N&CG Committee does not have a formal policy concerning its consideration of diversity in identifying director nominees, as the foregoing description of the N&CG Committee’s procedure for identifying and evaluating director candidates shows, the N&CG Committee develops the Board’s diversity by seeking candidates with business and public experience relevant to the Board’s current and anticipated needs as well as Leggett’s businesses. The N&CG Committee seeks to identify and recruit the best available candidates, without regard to race, color, religion, sex, ancestry, national origin or disability.

Transactions with Related Persons

According to the Company’s Corporate Governance Guidelines, the Nominating & Corporate Governance Committee reviews and approves or ratifies transactions with related persons unless the transaction concerns compensation, in which case the duty falls to the Compensation Committee.

A “Related Person” is (i) a person who has served as an executive officer, director or director nominee of the Company at any time since the beginning of the last fiscal year, (ii) a shareholder beneficially owning in excess of 5% of any class of the Company’s voting securities, (iii) an immediate family member of any person described in clause (i) or (ii), or (iv) an entity in which any of the foregoing persons has, or will have, a direct or indirect material interest.

An “Interested Transaction” is any transaction, arrangement or relationship, or series of similar transactions, (i) involving an amount that exceeds or is expected to exceed $120,000 in the aggregate, (ii) in which the Company or its subsidiaries was, is, or will be a participant, and (iii) in which a Related Person had, has, or will have a direct or indirect material interest, which (iv) is not specifically excluded from the disclosure requirements of Item 404(a) of Regulation S-K.

The Company’s executive officers and directors are expected to notify the Company’s Corporate Secretary of any current or proposed transaction that may be an Interested Transaction. The Corporate Secretary will determine if it is an Interested Transaction and, if so, will include it for consideration at the next meeting of the appropriate Committee.

Approval should be obtained in advance of an Interested Transaction whenever practicable. If it becomes necessary to approve an Interested Transaction between meetings, the Chair of the appropriate Committee is authorized to act on behalf of the Committee. The Chair will provide a report on the matter to the full Committee at its next meeting.

Although the appropriate Committee may review any transaction with a Related Person, the following Interested Transactions are specifically pre-approved, and no further action need be taken:

•

Any employment by the Company of an executive officer of the Company if (i) the related compensation is required to be reported in the Company’s proxy statement under Item 402 of the SEC’s compensation disclosure requirements (generally applicable to named executive officers), or (ii) the compensation is paid to an executive officer who is not required to be named in the Summary Compensation Table if the Compensation Committee has approved the compensation arrangement.

•

Any compensation paid to a director if the compensation is required to be reported in the Company’s proxy statement under Item 402(k) of the SEC’s compensation disclosure requirements and is approved by the Board of Directors.

•	Transactions in fulfillment of contractual obligations where the contract or arrangement was previously approved by the Board or a committee.
•

Any transaction with another company at which a Related Person’s only relationship is as an employee (other than an executive officer), director or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved over any 12-month period does not exceed the greater of $1,000,000, or 2% of that company’s total annual revenues.

•

Any charitable contribution, grant, or endowment by the Company to a charitable organization, foundation or university at which a Related Person’s only relationship is as an employee (other than an executive officer) or a director, if the aggregate amount involved does not exceed the greater of $1,000,000, or 2% of the charitable organization’s total annual receipts.

•	Transactions available to all employees generally and conducted on similar terms.
•

Any transaction where the Related Person’s interest arises solely from the ownership of the Company’s common stock and all holders of the Company’s common stock received the same benefit on a pro rata basis (e.g., dividends).

•	Any transaction involving a Related Person where the rates or charges involved are determined by competitive bids.
•

Any transaction with a Related Person involving the rendering of services as a common or contract carrier, or public utility, at rates or charges fixed in conformity with law or governmental authority.

•	Any transactions with a Related Person involving services as a bank depository of funds, transfer agent, registrar, trustee under a trust indenture or similar services.
•	Employee compensatory arrangements, other than executive officers, established in the ordinary course of business.
•	Any transaction, contract, or arrangement approved by the Board of Directors.

Each of the following transactions was approved in accordance with the foregoing procedures.

In 2010, Mr. Haffner purchased shares of Leggett common stock from the Company’s treasury shares, as set out below. The price per share in each transaction was at fair market value at the time of issuance. Mr. Haffner also paid an administrative fee of two cents per share, which reimburses the Company for the average commission paid for its open market share repurchases.

Name	Date	Number of Shares	Market Price per Share	Administrative Fee	Total Purchase Price
David S. Haffner	1/29/10	7,000	$18.26	$140	$127,960
	10/25/10	1,000	20.29	20	20,310
	11/2/10	5,000	19.98	100	100,000

We buy shares of our common stock from our employees from time to time, and, in 2010, we purchased shares from three of our officers. All employees, including the officers listed below, pay a $25 administrative fee for each transaction. If the Company agrees to purchase stock before noon, the purchase price is the closing stock price on the prior business day; if the agreement is made after noon, the purchase price is the closing stock price on the day of purchase.

Name	Date	Number of Shares	Market Price per Share	Total Sales Proceeds
Dennis S. Park	3/22/10	5,000	$21.47	$107,325
Karl G. Glassman	4/30/10	17,751	24.77	439,667
Matthew C. Flanigan	7/27/10	20,000	22.09	441,775

The Company employs certain relatives of its directors and executive officers; however, none of those related employees had total compensation in excess of the $120,000 Interested Transaction threshold.

Director Compensation

Our non-employee directors receive an annual retainer, consisting of a mix of cash and restricted stock as set forth below. Our employee directors (Mr. Haffner, Mr. Glassman and Mr. Flanigan) do not receive additional compensation for their Board service. The restricted stock vests one year after the grant date. Directors may elect to receive restricted stock units (“RSUs”) instead of restricted stock. Electing RSUs enables directors to defer receipt of the shares for 2 to 10 years while accruing dividend equivalents at a 20% discount to market price over the deferral period.

Item	Amount
Cash Compensation
Director Retainer (Non-Employee)	$50,000
Audit Committee Retainer
Chair	18,000
Member	8,000
Compensation Committee Retainer
Chair	15,000
Member	6,000
N&CG Committee Retainer
Chair	10,000
Member	5,000
Equity Compensation—Restricted Stock or RSUs
Independent Chair Retainer (including director retainer)	260,000
Director Retainer	110,000

The Compensation Committee reviews director compensation every year and recommends any changes to the full Board for consideration at its May meeting. The Committee considers national survey data and trends but does not target director compensation to any specific percentage of the median. In light of these considerations, the Compensation Committee recommended, and the Board approved, the following changes to the director compensation package in 2010:

•	The Independent Chair’s additional retainer was raised to $150,000 in light of Mr. Fisher’s specific role and responsibilities.
•	The chair retainers were increased due to greater time demands affecting each committee and the director survey data.
•

Recognizing that our Committee members’ contributions surpass their mere attendance at committee meetings, the $1,000 meeting attendance fees were eliminated and the reduction was offset by increasing the annual equity grant by $10,000 (the average annual payment under the fee arrangement).

Our non-employee directors’ 2010 compensation is set forth in the following table. Directors may elect to defer their cash compensation into a cash deferral arrangement, stock options or stock units under the Company’s Deferred Compensation Program, described on page 32. We also pay for all travel expenses the directors incur to attend Board meetings.

Director Compensation in 2010

Director	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Non-Qualified Deferred Compensation Earnings (3)	All Other Compensation (4)	Total
Robert E. Brunner	$66,500	$110,000		$5,844	$182,344
Ralph W. Clark	57,750	110,000	$2,787	9,958	180,495
R. Ted Enloe, III	66,500	110,000	4,319	18,667	199,486
Richard T. Fisher	78,000	260,000	576	19,294	357,870
Ray A. Griffith (5)	44,500	110,000		2,398	156,898
Joseph W. McClanathan	78,000	110,000		5,844	193,844
Judy C. Odom	85,000	110,000	672	8,534	204,206
Maurice E. Purnell, Jr.	60,750	110,000	1,869	13,320	185,939
Phoebe A. Wood	71,000	110,000	4,331	29,408	214,739

(1)	These amounts include cash compensation deferred under our Deferred Compensation Program. Mr. Clark deferred 50% of his cash compensation ($28,875) into a cash deferral; Mr. Fisher deferred 20% ($15,600) into deferred stock units; and Ms. Wood deferred 50% ($35,500) of her compensation into a cash deferral and 50% ($35,500) into deferred stock units.

(2)	Amounts reported in this column reflect the grant date fair value of the annual restricted stock or RSU awards, which was $110,000 for every director except Mr. Fisher, who received a restricted stock award of $260,000 for his service as the Board Chair. For a description of the assumptions used in calculating the grant date fair value, see Note L of the Company’s Annual Report on Form 10-K for the year ending December 31, 2010.

(3)	Directors who (i) elect to receive RSUs instead of restricted stock for their equity retainer and/or (ii) forgo cash compensation in exchange for stock units under our Deferred Compensation Program receive dividend equivalents at a 20% discount to market value. The amount of this 20% discount is reported in this column. The above market interest accrued on cash deferrals is also included in this column.

(4)	Items in excess of $10,000 that are included in the total reported in this column consist of dividends paid on the annual restricted stock or RSU awards and dividends paid on stock units acquired under our Deferred Compensation Program: Mr. Enloe—$17,276; Mr. Fisher—$14,003; Mr. Purnell—$13,320; and Ms. Wood—$20,518.

(5)	Mr. Griffith began his service as director at the May 2010 annual meeting of shareholders; his reported compensation reflects a partial year of service.

Seven of our non-employee directors held outstanding stock options as of December 31, 2010 as described in the following table. Options that were granted in lieu of cash compensation under our Deferred Compensation Program are listed separately in the “DC Options” column.

Director	Options	DC Options	Total
Ralph W. Clark	10,384	4,338	14,722
R. Ted Enloe, III	24,263	21,168	45,431
Richard T. Fisher	9,281		9,281
Joseph W. McClanathan	1,454		1,454
Judy C. Odom	6,007	5,076	11,083
Maurice E. Purnell, Jr.	25,632		25,632
Phoebe A. Wood	976	12,344	13,320

The non-employee directors held unvested stock or stock units as of December 31, 2010 as set forth below. These restricted stock shares and RSUs will vest on May 11, 2011.

Director	Restricted Stock	Restricted Stock Units
Robert E. Brunner	4,525
Ralph W. Clark		11,954
R. Ted Enloe, III		19,339
Richard T. Fisher	10,695
Ray A. Griffith	4,525
Joseph W. McClanathan	4,525
Judy C. Odom	4,525
Maurice E. Purnell, Jr.	4,525	7,385
Phoebe A. Wood	4,525

PROPOSALS TO BE VOTED ON AT THE ANNUAL MEETING

1

PROPOSAL ONE:    Election of Directors

At the annual meeting, 12 directors are nominated to hold office until the next annual meeting of shareholders or until their successors are elected and qualified. All the director nominees have been previously elected by our shareholders. If any nominee named below is unable to serve as a director (an event the Board does not anticipate), the proxy will be voted for a substitute nominee, if any, designated by the Board. Our employment agreements with Mr. Haffner and Mr. Glassman provide that they may terminate their agreements if not re-elected as directors (see page 46 for a description of the agreements).

In recommending the slate of director nominees, our Board has chosen individuals of character and integrity, with a commitment to the long-term growth and profitability of the Company. Each of the nominees brings significant business or public experience relevant and beneficial to the Board and the Company, as well as a work ethic and disposition that foster the collegiality necessary for the Board and its committees to function efficiently and best represent the interests of our shareholders.

Robert E. Brunner Independent Director since 2009 Committees: Audit Compensation Age: 53

Professional Experience:

Mr. Brunner has been the Executive Vice President of Illinois Tool Works (ITW), a diversified manufacturer of advanced industrial technology, since 2006. He previously served ITW as President—Global Auto beginning in 2005 and President—North American Auto from 2003.

Education:

Mr. Brunner holds a degree in finance from the University of Illinois and an MBA from Baldwin-Wallace College.

Director Qualifications:

Mr. Brunner’s experience and leadership with ITW, a diversified manufacturer with a global footprint, provides valuable insight to our Board on operational and international issues. As a director of the National Association of Manufacturers, his familiarity with public policy issues and advocacy affecting the Company is a great asset.

Ralph W. Clark Independent Director since 2000 Committees: Nominating & Corporate Governance Age: 70

Professional Experience:

Mr. Clark has held various executive positions at International Business Machines Corporation (IBM) from 1988 until 1994, including Division President—General and Public Sector. He also served as Chairman of Frontec AMT Inc., a software company, from 1994 until his retirement in 1998 when the company was sold.

Education:

Mr. Clark holds a master’s degree in economics from the University of Missouri.

Director Qualifications:

Through Mr. Clark’s career with IBM and Frontec and his current board service with privately-held companies, he has valuable experience in general management, marketing, information technology, finance and strategic planning.

R. Ted Enloe, III Independent Director since 1969 Committees: Compensation, Chair Age: 72

Professional Experience:

Mr. Enloe has been Managing General Partner of Balquita Partners, Ltd., a family securities and real estate investment partnership, since 1996. Previously, he served as President and Chief Executive Officer of Optisoft, Inc., a manufacturer of intelligent traffic systems, from 2003 to 2005. His former positions include Vice Chairman of the Board and member of the Office of the Chief Executive for Compaq Computer Corporation and President of Lomas Financial Corporation and Liberte Investors.

Education:

Mr. Enloe holds a degree in petroleum engineering from Louisiana Polytechnic University and a law degree from Southern Methodist University.

Public Company Boards:

Mr. Enloe currently serves as a director of Silicon Laboratories Inc., a designer of mixed-signal integrated circuits, and Live Nation, Inc., a venue operator, promoter and producer of live entertainment events.

Director Qualifications:

Mr. Enloe’s professional background and experience, previously held senior-executive level positions, financial expertise and service on other company boards, qualifies him to serve as a member of our Board of Directors. Further, his wide-ranging experience combined with his intimate knowledge of the Company from over 40 years on the Board provides an exceptional mix of familiarity and objectivity.

Richard T. Fisher Independent Director since 1972 Committees: Audit Compensation Executive, Chair Nominating & Corporate Governance Age: 72

Professional Experience:

Mr. Fisher has been Senior Managing Director, Midwest Division of Oppenheimer & Co., an investment banking firm, since 2002. He served as Managing Director of CIBC World Markets Corp., an investment banking firm, from 1990 to 2002.

Education:

Mr. Fisher holds a degree in economics from the Wharton School of the University of Pennsylvania.

Director Qualifications:

Mr. Fisher’s career in investment banking provides the Board with a unique perspective on the Company’s strategic initiatives, financial outlook and investor markets. His valuable business skills and long-term perspective of the Company bolster his leadership as the Company’s independent Board Chair. He has served as the independent Board Chair since 2008.

Matthew C. Flanigan Management Director since 2010 Committees: None Age: 49

Professional Experience:

Mr. Flanigan was appointed Senior Vice President—Chief Financial Officer of the Company in 2005. He previously served the Company as Vice President—Chief Financial Officer from 2003 to 2005, President of the Office Furniture Components Group from 1999 to 2003, and in various other capacities since 1997.

Education:

Mr. Flanigan holds a degree in finance and business administration from the University of Missouri.

Public Company Boards:

Mr. Flanigan serves as a director of Jack Henry Associates, Inc., a provider of core information processing solutions for financial institutions.

Director Qualifications:

As the Company’s CFO, Mr. Flanigan adds valuable knowledge of the Company’s finance, risk and compliance functions to the Board. In addition, his prior experience as one of the Company’s group presidents provides valuable operations insight.

Karl G. Glassman Management Director since 2002 Committees: None Age: 52

Professional Experience:

Mr. Glassman was appointed Chief Operating Officer of the Company in 2006 and Executive Vice President in 2002. He previously served the Company as President of the Residential Furnishings Segment from 1999 to 2006, Senior Vice President from 1999 to 2002, President of Bedding Components from 1996 to 1998, and in various capacities since 1982.

Education:

Mr. Glassman holds a degree in business management and finance from California State University—Long Beach.

Director Qualifications:

With over two decades experience leading the Company’s largest segment and serving as its Chief Operating Officer, Mr. Glassman provides in-depth operational knowledge to the Board and is a key interface between the Board’s oversight and strategic planning and its implementation at all levels of the Company around the world. Mr. Glassman also serves on the Board of Directors of the National Association of Manufacturers.

Ray A. Griffith Independent Director since 2010 Committees: Audit Age: 57

Professional Experience:

Mr. Griffith has been the President and Chief Executive Officer of Ace Hardware Corporation (Ace), the largest hardware cooperative in the United States, since 2005. He was previously the Executive Vice President and Chief Operating Officer of Ace from 2004 to 2005, the Executive Vice President—Retail from 2000 to 2004, and served Ace in various other capacities since 1994.

Education:

Mr. Griffith holds a degree in marketing and finance from Southern Illinois University.

Director Qualifications:

As CEO of Ace, Mr. Griffith has significant leadership and operations experience, while adding valuable retailing, consumer marketing, sourcing and distribution knowledge to the Board.

David S. Haffner Management Director since 1995 Committees: Executive Age: 58

Professional Experience:

Mr. Haffner was appointed Chief Executive Officer of the Company in 2006 and has served as President of the Company since 2002. He previously served as the Company’s Chief Operating Officer from 1999 to 2006, Executive Vice President from 1995 to 2002, and in other capacities since 1983.

Education:

Mr. Haffner holds a degree in engineering from the University of Missouri and an MBA from the University of Wisconsin.

Public Company Boards:

Mr. Haffner serves as a director of Bemis Company, Inc., a manufacturer of flexible packaging and pressure sensitive materials.

Director Qualifications:

As the Company’s CEO, Mr. Haffner provides comprehensive insight to the Board across the spectrum from strategic planning to implementation to execution and reporting, as well as its relationships with investors, the finance community and other key stakeholders.

Joseph W. McClanathan Independent Director since 2005 Committees: Audit Compensation Nominating & Corporate Governance Age: 58

Professional Experience:

Mr. McClanathan has served as President and Chief Executive Officer of the Energizer Household Products Division of Energizer Holdings, Inc., a manufacturer of portable power solutions, since November 2007. Prior to his current position, he served Energizer as President and Chief Executive Officer of the Energizer Battery Division from 2004 to 2007, as President—North America from 2002 to 2004, and as Vice President–North America from 2000 to 2002.

Education:

Mr. McClanathan holds a degree in management from Arizona State University.

Director Qualifications:

Through his leadership experience at Energizer and as a director of the Retail Industry Leaders Association, Mr. McClanathan offers an exceptional perspective to the Board on manufacturing operations, marketing and development of international capabilities.

Judy C. Odom Independent Director since 2002 Committees: Audit, Chair Compensation Nominating & Corporate Governance Age: 58

Professional Experience:

Until her retirement in 2002, Ms. Odom was Chief Executive Officer and Chairman of the Board at Software Spectrum, Inc., a global business to business software services company, which she co-founded in 1983. Prior to founding Software Spectrum, she was a partner with the international accounting firm, Grant Thornton.

Education:

Ms. Odom is a licensed Certified Public Accountant and holds a degree in business administration from Texas Tech University.

Public Company Boards:

Ms. Odom is a director of Harte-Hanks, a direct marketing service company.

Director Qualifications:

Ms. Odom’s director experience with several companies offers a broad leadership perspective on strategic and operating issues facing companies today. Her experience co-founding Software Spectrum and growing it to a global Fortune 1000 enterprise before selling it to another public company provides the insight of a long-serving CEO with international operating experience.

Maurice E. Purnell, Jr. Independent Director since 1988 Committees: Executive Nominating & Corporate Governance, Chair Age: 71

Professional Experience:

Mr. Purnell was, until his retirement in July, Of Counsel to the law firm of Locke Lord Bissell & Liddell LLP, or its predecessor firm, since 2002, where he had been a partner since 1972.

Education:

Mr. Purnell holds a degree in history from Washington & Lee University, an MBA from the Wharton School of the University of Pennsylvania and a law degree from Southern Methodist University.

Director Qualifications:

With over 40 years of experience in securities law, financing and acquisitions in his corporate law practice, Mr. Purnell is well suited to advise the Board on business and compliance matters and chair our Nominating & Corporate Governance Committee.

Phoebe A. Wood Independent Director since 2005 Committees: Audit Compensation Age: 57

Professional Experience:

Ms. Wood has been a principal in CompaniesWood, a consulting firm specializing in early stage investments, since her 2008 retirement as Vice Chairman and Chief Financial Officer of Brown-Forman Corporation, a diversified consumer products manufacturer, where she served since 2001. Ms. Wood previously held various positions at Atlantic Richfield Company, an oil and gas company, from 1976 to 2000.

Education:

Ms. Wood holds a degree in psychology from Smith College and an MBA from UCLA.

Public Company Boards:

Ms. Wood is a director of Invesco, Ltd., an independent global investment manager, and Coca-Cola Enterprises, Inc., a major bottler and distributor of Coke products.

Director Qualifications:

From her career in business and various directorships, Ms. Wood provides the Board with a wealth of understanding of the strategic, financial, and accounting issues the Board faces in its oversight role.

The Board recommends that you vote FOR the election of each of the director nominees.

2

PROPOSAL TWO:    Ratification of Selection of Independent Registered Public

Accounting Firm

The Audit Committee has selected PricewaterhouseCoopers LLP (“PwC”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011. PwC (or its predecessor firm) has been our independent registered public accounting firm since 1991.

We are asking our shareholders to ratify the Audit Committee’s selection of PwC as our independent registered public accounting firm. Although ratification is not required by the Company’s bylaws or otherwise, the Board is submitting the selection of PwC to our shareholders for ratification as a matter of good corporate practice. If our shareholders fail to ratify the selection, it will be considered a direction to the Audit Committee to consider a different firm. Even if this selection is ratified, the Audit Committee, in its discretion, may select a different independent registered public accounting firm at any time during the year if it determines that such a change is in the best interest of the Company and our shareholders.

PwC representatives are expected to be present at the annual meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate shareholder questions.

The Board recommends that you vote FOR the ratification of PwC as independent registered public accounting firm.

Audit and Non-Audit Fees

The fees billed or expected to be billed by PwC for professional services rendered in fiscal years 2010 and 2009 are shown below.

Type of Service	2010	2009
Audit Fees (1)	$1,651,875	$1,676,241
Audit-Related Fees (2)	97	0
Tax Fees (3)	391,035	343,984
All Other Fees (4)	613	1,500

Total	$2,043,620	$2,021,725

(1)	Includes: rendering an opinion on the Company’s consolidated financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of our financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with securities regulatory filings.

(2)	Includes: consulting on accounting and financial reporting issues; limited procedures reports related to agreements or arbitrations; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audit procedures related to acquisitions and joint ventures.

(3)	Includes: preparation and review of tax returns and tax filings; tax consulting and advice related to compliance with tax laws; tax planning strategies; and tax due diligence related to acquisitions and joint ventures. Of the tax fees listed above in 2010, $204,734 relate to compliance services and $186,301 relate to consulting and planning services.

(4)	Includes: use of an internet-based accounting research tool provided by PwC.

The Audit Committee has determined that the provision of these approved non-audit services by PwC is compatible with maintaining PwC’s independence.

Pre-Approval Procedures for Audit and Non-Audit Services

The Audit Committee is responsible for the appointment and compensation of the Company’s independent registered public accounting firm. To fulfill this responsibility, the Audit Committee has established a procedure for pre-approving the services performed by the Company’s auditors. All services provided by PwC in 2010 were approved in accordance with the adopted procedures. There were no services provided or fees paid in 2010 for which the pre-approval requirement was waived.

The procedure provides standing pre-approval for:

•

Audit Services—rendering an opinion on the Company’s financial statements and the effectiveness of internal control over financial reporting; quarterly reviews of the Company’s financial statements; statutory audits as required; comfort and debt covenant letters; and services in connection with regulatory filings.

•

Audit-Related Services—consultation on new or proposed transactions, statutory requirements, or accounting principles; reports related to contracts, agreements, arbitration, or government filings; continuing professional education; audits of employee benefit plans and subsidiaries; and due diligence and audits related to acquisitions and joint ventures.

•

Tax Services—preparation and review of Company and related entity income, sales, payroll, property, and other tax returns and tax filings and permissible tax audit assistance; preparation or review of expatriate and similar employee tax returns and tax filings; tax consulting and advice related to compliance with applicable tax laws; tax planning strategies and implementation; and tax due diligence related to acquisitions and joint ventures.

Any other audit, audit-related, or tax services provided by the Company’s auditors require specific Audit Committee pre-approval. The Audit Committee must also specifically approve in advance all permissible non-audit internal control related services to be performed by the Company’s auditors. Management provides quarterly reports to the Audit Committee concerning any fees paid to the auditors for their services.

Audit Committee Report

The Audit Committee is composed of six non-management directors who are independent as required by SEC and NYSE rules. The Audit Committee operates under a written charter adopted by the Board which is posted on the Company’s website at www.leggett-search.com/governance.

Management is responsible for the Company’s financial statements and financial reporting process, including the system of internal controls. PwC, our independent registered public accounting firm is responsible for expressing an opinion on the conformity of the audited consolidated financial statements with generally accepted accounting principles. The Audit Committee is responsible for monitoring, overseeing and evaluating these processes, providing recommendations to the Board regarding the independence of and risk assessment procedures used by our independent registered public accounting firm, selecting and retaining our independent registered public accounting firm, and overseeing compliance with various laws and regulations.

At its meetings, the Audit Committee reviewed and discussed the Company’s audited financial statements with management and PwC. The Audit Committee also discussed with PwC all items required by the Statement on Auditing Standards No. 61, as amended.

The Audit Committee received the written disclosures and letter from PwC required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s communications with the Audit Committee concerning independence and has discussed PwC’s independence with them.

The Audit Committee has relied on management’s representation that the financial statements have been prepared in conformity with generally accepted accounting principles and on the opinion of PwC included in their report on the Company’s financial statements.

Based on the review and discussions with management and PwC referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s 2010 Annual Report on Form 10-K.

Judy C. Odom (Chair)

Robert E. Brunner

Richard T. Fisher

Ray A. Griffith

Joseph W. McClanathan

Phoebe A. Wood

3

PROPOSAL THREE:    Advisory Vote on Executive Compensation

Leggett’s shareholders have the opportunity at the annual meeting to vote on an advisory resolution on our executive compensation package, commonly known as “Say-on-Pay,” to approve the compensation of Leggett’s named executive officers, as described in the “Executive Compensation” section beginning on page 25. Because your vote is advisory, it will not be binding upon the Board; however, the Compensation Committee and the Board will take the outcome of the vote into account when considering future executive compensation arrangements.

Our Compensation Committee is committed to creating an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. The Company’s compensation package utilizes a mixture of cash and equity awards to align executive compensation with our annual and long-term performance. These programs reflect the Committee’s philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance. At the same time, we believe our programs do not encourage excessive risk-taking by management. The Board believes that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefited the Company over time.

For these reasons, the Board requests our shareholders approve the compensation of the Company’s named executive officers as described in this proxy statement pursuant to SEC disclosure rules, including the Compensation Discussion and Analysis, the executive compensation tables and the related footnotes and narrative accompanying the tables.

The Board recommends that you vote FOR the Company’s executive compensation package.

4

PROPOSAL FOUR:    Frequency of Future Advisory Votes on Executive Compensation

Leggett’s shareholders also have the opportunity at the annual meeting to cast an advisory vote on the frequency of future “Say-on-Pay” votes, such as Proposal 3, to be held every one, two or three years. Because your vote is advisory, it will not be binding upon the Board; however, the Board will take the outcome into account when determining the frequency of the Say-on-Pay vote.

After discussion, the Board has concluded that an advisory vote every three years on executive compensation would be the most suitable for Leggett based on a number of considerations, including:

•

Our compensation program is designed to induce and reward performance over a multi-year period, and the Board believes that a shareholder vote on executive compensation should occur over a similar time frame.

•

The Board and the Compensation Committee must have sufficient time to implement any necessary changes to our executive compensation policies and procedures in response to the shareholder advisory votes.

•

Following any changes to our compensation programs, investors require a sufficient period of time to evaluate the effectiveness of our short and long-term compensation strategies and the related business results.

For these reasons, we believe that the analysis and recommendations from our shareholders and their proxy advisors will be more effective and valuable if the vote is held every three years.

The Board recommends that you vote for the advisory vote to be held every THREE years.

5

PROPOSAL FIVE:    Shareholder Proposal Requesting the Addition of Sexual

Orientation and Gender Identity to the Company’s Written Non-Discrimination Policy

The Office of the Comptroller of New York City, as custodian and a trustee of the New York City Employees’ Retirement System, the New York City Teachers’ Retirement System, the New York City Police Pension Fund and the New York City Fire Department Pension Fund, and as custodian of the New York City Board of Education Retirement System, has notified us of its intent to present the following proposal for consideration at the annual meeting. The addresses and number of shares held by such shareholders are available from the Company upon request to its Secretary.

The proposed resolution and supporting shareholder statement are followed by a statement of opposition and a recommendation from the Company’s Board. The Company accepts no responsibility for the proposed shareholder resolution and supporting statement.

Proposed Shareholder Resolution and Statement

Whereas: Leggett & Platt, Inc. does not explicitly prohibit discrimination based on sexual orientation and gender identity in its written employment policy;

Over 88% of the Fortune 500 companies have adopted written nondiscrimination policies prohibiting harassment and discrimination on the basis of sexual orientation, as have more than 98% of Fortune 100 companies, according to the Human Rights Campaign; over 30% now prohibit discrimination based on gender identity;

We believe that corporations that prohibit discrimination on the basis of sexual orientation and gender identity have a competitive advantage in recruiting and retaining employees from the widest talent pool;

According to a June, 2008 survey by Harris Interactive and Witeck-Combs, 65% of gay and lesbian workers in the United States reported facing some form of job discrimination related to sexual orientation; an earlier survey found that almost one out of every 10 gay or lesbian adults also reported that they had been fired or dismissed unfairly from a previous job, or pressured to quit a job because of their sexual orientation;

Twenty states, the District of Columbia and more than 160 cities and counties, have laws prohibiting employment discrimination based on sexual orientation; 12 states and the District of Columbia have laws prohibiting employment discrimination based on sexual orientation and gender identity;

Minneapolis, San Francisco, Seattle and Los Angeles have adopted legislation restricting business with companies that do not guarantee equal treatment for gay and lesbian employees;

Our company has operations in, and makes sales to, institutions in states and cities that prohibit discrimination on the basis of sexual orientation;

National public opinion polls consistently find more than three quarters of the American people support equal rights in the workplace for gay men, lesbians and bisexuals; for example, in a Gallup poll conducted in May, 2007, 89% of respondents favored equal opportunity in employment for gays and lesbians;

Resolved: The Shareholders request that Leggett & Platt, Inc. amend its written equal employment opportunity policy to explicitly prohibit discrimination based on sexual orientation and gender identity and to substantially implement the policy.

Supporting Statement: Employment discrimination on the basis of sexual orientation and gender identity diminishes employee morale and productivity. Because state and local laws are inconsistent with respect to employment discrimination, our company would benefit from a consistent, corporate-wide policy to enhance efforts to prevent discrimination, resolve complaints internally, and ensure a respectful and supportive atmosphere for all employees. Leggett & Platt, Inc. will enhance its competitive edge by joining the growing ranks of companies guaranteeing equal opportunity for all employees.

Company’s Statement in Opposition:

We believe the proposed resolution is unnecessary because Leggett is already an equal opportunity employer with a firm and long-standing commitment to preventing discrimination in the workplace. Leggett’s existing anti-discrimination policy states, “We are committed to equal opportunity, and strive to maintain a workplace free of discrimination based on any factors other than the skills and abilities of our applicants and employees. These principles of equal opportunity should be applied in all aspects of employment including: recruiting, hiring, promotion, training, compensation, termination and disciplinary action.”

We are committed to the highest ethical standards, which include assuring equal employment and promotional opportunities free of discrimination on any basis other than merit and performance-related qualifications. Our policies reflect our high standards, and we implement these policies in our business operations through ongoing training.

We believe our employment record supports our commitment to nondiscrimination. In a company with approximately 19,000 employees, we are not aware of a single charge of discrimination based on sexual orientation or gender identity filed with any city, state or federal agency, nor has the Company received notice from any customer or supplier that its employment policies or practices jeopardize its relationship with them. In addition, for over 20 years Leggett has provided employees with access to a national hotline for anonymous reporting of discrimination or harassment in the workplace.

We believe our written policies should specifically list only those types of discrimination prohibited by federal law. This approach furthers the Company’s legal compliance efforts by highlighting categories of illegal discrimination and, thus, helps to reduce our compliance costs. We also believe the addition of sexual orientation and gender identity to the list would result in increased costs by encouraging frivolous lawsuits.

We believe singling out employees by sexual orientation or gender identity (or any other classification not mandated by federal law) would dilute our policy of prohibiting discrimination in any form and would divert attention from our primary goal of a completely non-discriminatory workplace.

We believe that adding sexual orientation to the list of prohibited forms of discrimination may lead to a more expansive agenda, including the addition of domestic partner benefits at a significant cost to the Company.

Leggett’s shareholders defeated similar proposals at the Company’s last five annual meetings. We believe this consistent rejection by shareholders sends a clear message to our Board that Leggett should oppose this unnecessary and costly addition to our nondiscrimination policy.

The Board of Directors recommends that you vote AGAINST this shareholder proposal.

Discretionary Vote on Other Matters

We are not aware of any business to be acted upon at the annual meeting other than the four items described in this proxy statement. Your signed proxy, however, will entitle the persons named as proxy holders to vote in their discretion if another matter is properly presented at the meeting. If one of the director nominees is not available as a candidate for director, the proxy holders will vote your proxy for such other candidate as the Board may nominate.

EXECUTIVE COMPENSATION AND RELATED MATTERS

Compensation Discussion & Analysis

Our Compensation Committee, consisting of six independent directors, is committed to creating and overseeing an executive compensation program that enables us to attract and retain a superior management team that has targeted incentives to build long-term value for our shareholders. To meet these objectives, the Committee has implemented a compensation package that:

•	Emphasizes performance-based equity over cash compensation.
•	Sets incentive compensation targets that drive performance and strategic business objectives.
•	Balances rewards between short-term and long-term performance to ensure sustained excellence.
•	Retains executive talent by remaining sufficiently competitive with market norms.
•	Motivates our executive officers to take appropriate business risks, resulting in decisions that are in the best interests of shareholders but do not pose material adverse risks to the Company.

This Compensation Discussion and Analysis describes our executive compensation program and the decisions affecting the compensation of our named executive officers (the “NEOs” ):

David S. Haffner	Chief Executive Officer and President (CEO)
Karl G. Glassman	Chief Operating Officer and Executive Vice President (COO)
Matthew C. Flanigan	Chief Financial Officer and Senior Vice President (CFO)
Paul R. Hauser	Senior Vice President, President—Residential Furnishings Segment
Joseph D. Downes, Jr.	Senior Vice President, President—Industrial Materials Segment

Executive Summary

This section provides an overview of the Committee’s key actions in 2010, the size and structure of our NEOs’ total direct compensation for the year, and the Committee’s pay practices and compensation risk management. Additional details regarding the NEOs’ pay package, the Committee’s annual review of NEO compensation and our equity pay practices are covered in the sections that follow.

Setting 2010 Performance Goals and Compensation Levels. In the wake of the recession that crippled economies around the world in 2008 and 2009, the Committee believed our business would begin to recover in 2010 and set the performance goals for our NEOs accordingly:

•	Maintained the focus on strong Total Shareholder Return (“TSR” )[1] relative to peer companies[2] over the long-term and conditioned a substantial portion of the NEOs’ compensation on achieving this goal.
•	Set higher incentive compensation targets to reflect our expectations for higher earnings and rates of return as demand improved in many markets.
•	Held NEOs accountable for generating strong cash flow to fund our dividends, capital expenditures and other needs.
•

Increased the target percentage for the annual incentive by 10% for Mr. Haffner and by 5% for Mr. Glassman and Mr. Flanigan, which further weighted their pay packages toward performance-based compensation.

•

Raised NEO base salaries by 2.5%, in line with the Company’s merit budget for salaried personnel, with the exception of Mr. Downes whose base salary was increased by 7%, to reflect his segment’s outstanding recent performance.

(1)	TSR = (Change in Stock Price + Dividends Received) ÷ Beginning Stock Price; assumes dividends are reinvested.
(2)	The peer group for our performance stock units (PSUs) consists of those companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies).

Total Direct Compensation. The Committee approved the following compensation for the NEOs in 2010:

	Cash		Equity
Name, Title	Base Salary	Annual Incentive	PSUs	Options	Total Direct Compensation
David S. Haffner, CEO	$922,500	$1,100,081	$2,826,252	$605,517	$5,454,350
Karl G. Glassman, COO	692,000	688,194	1,233,054	454,138	3,067,386
Mathew C. Flanigan, CFO	405,000	348,806	676,368	221,462	1,651,636
Paul R. Hauser, SVP	328,600	183,688	439,200	179,736	1,131,224
Joseph D. Downes, Jr., SVP	312,100	135,920	499,590	163,563	1,111,173

This table is not a substitute for the Summary Compensation Table required by the SEC (see page 37), but we believe it provides a more relevant picture of the Committee’s actions. Annual incentive amounts report the award actually earned, based on 2010 performance. Amounts reported for PSUs and stock options are valued at the grant date fair value of the award, although the ultimate value received by the NEOs could be significantly lower or higher depending upon the Company’s performance.

Structuring the Mix of Compensation. The Committee uses its discretion to determine the appropriate percentage of variable to fixed compensation, as well as the split between cash and equity compensation. The variable elements are at risk—the ultimate payment and value of the compensation depends on additional performance or service conditions and could result in no payout if those conditions are not met. The following table shows the key attributes of the compensation programs we use to drive performance and build long-term shareholder value:

Compensation Type	Fixed/Variable	Cash/Equity	Short-/Long-Term	Basis for Payment
Base Salary	Fixed	Cash	1 year	Individual responsibilities, performance and experience
Annual Incentive	Variable	Cash	1 year	Return on capital employed, cash flow, earnings, individual performance goals
Performance Stock Units	Variable	Equity	3 years	TSR relative to peer group
Stock Options	Variable	Equity	3-10 years	Stock price appreciation

Sound Pay Practices. Underlying and shaping the Committee’s development of the NEOs’ 2010 compensation package were the Company’s existing compensation practices, including:

•	Strong emphasis on equity-based compensation to align executive and shareholder interests.

•	Internal pay relationships that reflect our executives’ differences in responsibilities, contributions and market conditions.
•	Stock ownership requirements at five times, three times or two times base salary, depending upon the executive’s position.
•	Use of tally sheets to gauge the total compensation package and potential severance payouts, as well as wealth accumulation analysis to monitor long-term alignment with shareholders.
•	Regular analysis of the full compensation program and its components to ensure they do not create an incentive for excessive risk-taking.
•

Clawback policies to recover cash and equity-based incentive compensation if the employee engages in activities adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

•	Double-trigger vesting of all incentive awards (other than stock options) following a change-in-control.
•	No re-pricing of options or equity awards without shareholder approval.
•	Minimal perquisite compensation, none of which is subject to tax gross-ups.

Additional Investment in Leggett Stock. In addition to having pay packages that are heavily weighted to Leggett equity, for many years our NEOs have voluntarily deferred substantial portions of their cash compensation into Company stock through the Executive Stock Unit Program and the Deferred Compensation Program. Through participation in these programs, in particular the Executive Stock Unit Program in which company equity is held until the executive leaves the Company, our NEOs are further invested in the long-term success of the Company.

Managing Compensation Risk. The Committee annually reviews whether our executive compensation policies and practices (as well as those that apply to our employees generally) create risks that are reasonably likely to have a material adverse effect on the Company.

We believe that our compensation programs align our employees’ incentives for risk taking with the long-term best interests of our shareholders. Allocating executive officer compensation across multiple components and weighting the variable compensation elements more heavily reduces the incentive to take excessive risk because it:

•	Rewards achievement on a balanced array of performance measures, minimizing undue focus on any single target.
•	Stresses long-term performance, discouraging short-term actions that might endanger long-term value.
•	Combines absolute and relative performance measures.

Additional safeguards, such as stock ownership guidelines, caps on incentive payouts and clawback policies, further balance risk and reward.

Our Compensation Components and Programs

Base Salary. Base salary is the only fixed portion of our NEOs’ compensation package. Our executive officers’ salary levels are intended to reflect their specific responsibilities, performance and experience, while taking into account market conditions for compensation. Although base salary makes up less than one-fourth of our NEOs’ combined pay, it provides the foundation for the total compensation package, since the variable compensation components are set as percentages or multiples of base salary:

Name	Base Salary	Annual Incentive: Target Percentage of Base Salary	PSU Awards: Multiple of Base Salary	Option Awards: Multiple of Base Salary
David S. Haffner	$922,500	90%	2.75X	3.0X
Karl G. Glassman	692,000	75%	1.6X	3.0X
Matthew C. Flanigan	405,000	65%	1.5X	2.5X
Paul R. Hauser	328,600	50%	1.2X	2.5X
Joseph D. Downes, Jr.	312,100	50%	1.5X	2.5X

The Committee reviews and determines the NEOs’ base salaries (along with the rest of their compensation package) during the annual review, which is discussed on page 33.

Annual Incentive. Our NEOs earn their annual incentive, which is a cash bonus payment made under our Key Officers Incentive Plan (the “Incentive Plan” ), based on the Company’s operating results for the year.

Our executive officers are divided into two groups under the Incentive Plan depending upon their areas of responsibility: (i) corporate participants, whose performance criteria and payouts are based on the Company’s overall results and (ii) profit center participants whose performance targets are set for the operating locations under their control. Our CEO, COO and CFO are corporate participants, given their Company-wide responsibilities, and Mr. Hauser and Mr. Downes, who each head one of our operating segments, are profit center participants. All of our NEOs have individual performance goals (“IPGs” ) as part of their annual incentive.

Each executive officer has a target incentive amount—the amount he would receive if he achieved exactly 100% of each of his performance goals. The target incentive amount is the officer’s base salary multiplied by a target incentive percentage. The NEOs’ target percentages for 2010 were:

Name	Annual Incentive Target Percentage
David S. Haffner	90%
Karl G. Glassman	75%
Matthew C. Flanigan	65%
Paul R. Hauser	50%
Joseph D. Downes, Jr.	50%

At the end of the year, the target incentive amount is multiplied by the payout percentages for the various performance metrics (each with its own weighting) to determine the annual incentive payout. The annual incentive payout is calculated as follows and more fully described below:

The 2010 annual incentive payouts for our NEOs were:

Name	Target Incentive Amount		Weighted Payout Percentage		Annual Incentive Payout
David S. Haffner	$830,250	X	132.5%	=	$1,100,081
Karl G. Glassman	519,000	X	132.6%	=	688,194
Matthew C. Flanigan	263,250	X	132.5%	=	348,806
Paul R. Hauser	164,300	X	111.8%	=	183,688
Joseph D. Downes, Jr.	156,050	X	87.1%	=	135,920

Performance Metrics. For the 2010 annual incentive, the Committee selected two performance metrics for corporate participants and two for profit center participants, in addition to each executive officer’s IPGs:

Participant Type	Performance Measures (1)	Relative Weight
Corporate Participants	Return on Capital Employed	60%
(Haffner, Glassman, Flanigan)	Cash Flow	20%
	Individual Performance Goals	20%
Profit Center Participants	Return on Capital Employed	40%
(Hauser, Downes)	Budgeted Earnings	40%
	Individual Performance Goals	20%

(1)	Return on Capital Employed (ROCE) = Earnings Before Interest and Taxes (EBIT) ÷ quarterly average of Net Plant Property and Equipment (PP&E) and Working Capital (excluding cash and current maturities of long-term debt)

Cash Flow = Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA) – Capital Expenditures +/- Change in Working Capital (excluding cash and current maturities of long-term debt)

Budgeted Earnings = Operating Income + Corporate Allocations (general and administrative corporate income and expense allocated on the basis of sales and EBIT) + Intra-company Sales Credits (10% of product cost applied to certain operations that do not transfer products at approximate market-based selling prices)

The Committee chose ROCE for all participants because it rewards operating executives for improved earnings and the efficient use of assets under their supervision, such as reducing inventory, increasing production and managing working capital, and it focuses corporate executives on maximizing returns on key assets. In addition, studies have shown a high correlation between return on capital metrics and TSR, a key feature of the Company’s strategic plan. Corporate participants were also assessed on cash flow, which is critical to fund the Company’s dividend, capital expenditures and ongoing operations. The profit center participants were held accountable for achieving the budgeted earnings for the businesses under their authority.

Individual Performance Goals. In addition to the financial metrics described above, the annual incentive includes IPGs that are tailored to each executive’s responsibilities and aligned with the Company’s strategic goals.

The executive officers proposed goals for their respective operations, which were reviewed by Mr. Haffner. The Committee then evaluated the proposals and made adjustments to develop the 2010 IPGs, which concern the following areas of responsibility:

Name	Individual Performance Goals
David S. Haffner	Strategic planning, new product development, international organizational structure and staffing, facilitating communication and interaction with the Board
Karl G. Glassman	Budget and forecast initiatives, talent management, remediation of internal audit findings
Matthew C. Flanigan	Credit facility planning, international accounting and audit administration, IT strategic planning, talent management
Paul R. Hauser	Strategic planning, improved internal controls, sales and operations planning, talent management
Joseph D. Downes, Jr.	Talent management, development of environmental technologies, utilization and efficiency initiatives, sales and operations planning

The Committee evaluated the executives’ achievement of the 2010 IPGs at its February 2011 meeting, using the 1 to 5 performance scale detailed in the tables below. The IPGs’ subjective nature causes them not to qualify as “performance-based compensation” under Section 162(m) of the Internal Revenue Code. The Committee believes the relatively small cost to the Company of any lost tax deduction under 162(m) is outweighed by the strategic and long-term impact of this portion of the annual incentive. Mr. Haffner and Mr. Glassman were the only executive officers whose total compensation resulted in non-deductible incentive compensation in 2010.

Targets and Payout Schedules. Upon selecting the metrics and IPGs, the Committee established performance achievement targets and payout schedules. In setting the payout schedules, the Committee evaluated various payout scenarios before selecting one that strikes an appropriate balance between accountability to shareholders and motivation for participants. The payouts for each portion of the annual incentive are capped at 150%. The NEOs’ receipt of their annual incentive ultimately depends upon how well they perform against the targets.

2010 Corporate Payout Schedule
ROCE		Cash Flow (millions)		Individual Performance Goals (1-5 scale)
Achievement	Payout	Achievement	Payout	Achievement	Payout
<19%	0%	<$260.0	0%	1 – Did not achieve goal	0%
19%	50%	$260.0	50%	2 – Partially achieved goal	50%
21%	75%	$272.5	75%	3 – Substantially achieved goal	75%
23%	100%	$285.0	100%	4 – Fully achieved goal	100%
25%	125%	$297.5	125%	5 – Significantly exceeded goal	125 - 150%
27%	150%	$310.0	150%

2010 Profit Center Payout Schedule
Earnings & ROCE (Relative to Target)		Individual Performance Goals (1-5 scale)
Achievement (1)	Payout	Achievement	Payout
<80%	0%	1 – Did not achieve goal	0%
80%	60%	2 – Partially achieved goal	50%
90%	80%	3 – Substantially achieved goal	75%
100%	100%	4 – Fully achieved goal	100%
110%	120%	5 – Significantly exceeded goal	125 -150%
120%	140%
125%	150%

(1)	As a profit center participant, Mr. Hauser’s target for a 100% payout on the budgeted earnings for his segment was $216 million, and the target for a 100% payout on ROCE achievement was 38.4%. Mr. Downes’ budgeted earnings target was $90 million and his ROCE target was 43.5%.

Equity Awards. Each year, we grant performance stock units (“PSUs” ) to our senior managers and stock options to a broad group of employees. The PSUs and stock options tie our executive officers’ pay to the Company’s performance and shareholder returns. The payouts from these equity grants reflect our philosophy that executive compensation should provide greater rewards for superior performance, as well as accountability for underperformance.

Performance Stock Units. Leggett’s long-term strategic plan emphasizes our relative performance versus peer companies, and the Committee uses PSUs to drive and reward those results. Beginning in 2008, the Committee granted annual awards to a small group of senior management, including the NEOs. The number of PSUs granted to each executive is determined by multiplying his base salary by the PSU award multiple (see table on page 27), and dividing this amount by the grant date fair value of the Company’s stock. The PSU award multiples are set by the Committee with the intent to place our total long-term incentive compensation below the market median.

The PSUs have a three-year performance period, and the payout is based on the Company’s Total Shareholder Return (“TSR” ) relative to the TSR of a peer group. This peer group consists of all the companies in the industrial, materials and consumer discretionary sectors of the S&P 500 and S&P Midcap 400 (about 320 companies). Although Leggett is a member of the S&P 500, our market capitalization is significantly below that group’s median, so the Committee included the S&P Midcap 400 in the peer group as well. In addition, nearly all of our business units fall into these industry sectors represented in the peer group. At the end of the three-year performance period, a percentage of each officer’s PSU base award is payable depending on how Leggett’s TSR ranks relative to that of the peer group.

PSU Payout Schedule

(based on Peer Group TSR)

Performance Level	Percentile Rank	Payout %
Threshold	25th	25%
Target	50th	75%
Maximum	>75th	175%

The initial PSU awards, granted in January 2008, vested on December 31, 2010. Leggett’s TSR for the three-year period from 2008 to 2010 was in the 84th percentile of the peer group, resulting in the maximum payout of 175% of the base award. Our TSR ranks in the 40th percentile for the 2009 PSU awards with one year remaining in the performance period, and our TSR for the 2010 PSU awards ranks in the 37th percentile with two years remaining. The 2008 and 2009 PSU awards are paid out entirely in shares of Company stock; however, the 2010 awards will be paid out 35% in cash and 65% in Company stock.

Stock Options. The annual grant of stock options is one of our longer-running compensation practices, although its share of the NEOs’ total compensation package has decreased over the years as the PSUs have gained importance. The Committee believes that options align shareholder and executive wealth, since an option’s value is contingent on and directly proportional to increases in the Company’s stock price over an extended vesting period and option term.

Our options have a 10-year term and vest in three annual installments beginning 18 months after the grant date. Options tend to have a longer performance horizon, which complements the shorter horizons of our other variable compensation components (annual incentive—one year; PSUs—three years).

The number of options granted to each executive is determined based on the grant date fair value as a multiple of base salary (3X for our CEO and COO; 2.5X for the other NEOs). The option multiple for each executive position has remained constant for several years and reflects the levels of management responsibility.

Restricted Stock Units. In connection with the employment agreements the Company entered into with Mr. Haffner, Mr. Glassman and Mr. Flanigan in 2009, each was awarded restricted stock units (“RSUs” ) that vested 25% on the date of their agreements and 25% on each of the next three anniversaries. The Committee used these stand-alone awards to retain these key executives during a crucial period in the execution of our strategic plan and in response to outside employment offers. It is not the Committee’s standard policy to grant restricted stock to our executive officers. These are the only outstanding time-vested RSUs the Company has granted to the NEOs; all other restricted stock is performance based.

Other Compensation Programs. The NEOs have voluntarily deferred substantial portions of their cash compensation into Company equity through the Executive Stock Unit Program (the “ESU Program” ) and the Deferred Compensation Program for many years, building an additional long-term stake in the Company. The Company also provides a 401(k) and non-qualified excess plan in which some of our executives choose to participate.

Executive Stock Unit Program. All our NEOs have significant holdings in our ESU Program, our primary executive retirement plan. The ESU Program is currently funded entirely in Company stock units; however, participant contributions will be allocated to diversified investments starting in 2011. ESU accounts are held until the executive terminates employment.

The ESU Program is a non-qualified retirement program that allows executives to make pre-tax deferrals of up to 10% of their compensation through payroll deduction to acquire Company stock units at a 15% discount to market. Dividends are credited to executives’ accounts as stock units, also at a 15% discount. We match 50% of the executive’s contribution and may match another 50% if the Company meets annual ROCE targets linked to the Incentive Plan. Matching contributions vest once employees have participated in the ESU Program for five years.

Deferred Compensation Program. The Deferred Compensation Program allows key managers to defer salary, incentive awards and other cash compensation in exchange for any combination of the following:

•	Stock units with dividend equivalents, acquired at a 20% discount to the fair market value of our common stock on the dates the compensation otherwise would have been paid or the dividends reinvested.
•

At-market stock options with the underlying shares of common stock having an initial market value five times the amount of compensation forgone, with an exercise price equal to the closing market price of our common stock on the last business day of the year.

•	Cash deferrals with an interest rate intended to be slightly higher than otherwise available for comparable investments.

Participants who elect a cash or stock unit deferral may elect to receive distributions in a lump sum or in annual installments. Distribution payouts must begin no more than 10 years from the effective date of the deferral and all amounts subject to the deferral must be distributed within 10 years of the first distribution payout. Participants who elect at-market stock options, which have a 10 year term, may exercise them approximately 15 months after the start of the year in which the deferral was made.

Retirement K and Excess Plan. The Company’s defined benefit Retirement Plan was frozen in 2006 (see description on page 44). Employees who had previously participated in the Retirement Plan were offered a replacement benefit: a tax-qualified defined contribution Section 401(k) Plan, called the “Retirement K.” The Retirement K includes an age-weighted Company matching contribution designed to replicate the benefits pre-empted by the Retirement Plan freeze.

Many of our officers cannot fully participate in the Retirement K due to limitations imposed by the Internal Revenue Code or the Employee Retirement Income Security Act, or resulting from their participation in the Deferred Compensation Program. Consequently, we maintain a non-qualified “Retirement K Excess Plan” which permits affected executives to receive the full matching benefit they would otherwise have been entitled to under the Retirement K. Amounts earned in the Retirement K Excess Plan are paid out in cash no later than March 15 of the following year and are eligible for the Deferred Compensation Program.

Perquisites and Personal Benefits. The Committee believes perquisites should not be a significant part of our executive compensation program. In 2010, perquisites were less than 1% of each NEO’s total compensation. Accordingly, we believe these benefits are appropriate when viewed in the overall context of our executive compensation program.

How Compensation Decisions Are Made

The Committee uses its discretion to determine the type and appropriate mix of compensation elements; to select performance measures, target levels and payout schedules for incentive compensation; and to determine the level of salary and incentive awards for each executive officer. The Committee has the authority to engage its own external compensation consultant as needed, but it did not do so in 2010. The Committee may delegate its duties and responsibilities to one or more Committee members or Company officers, as it deems appropriate, but may not delegate authority to non-members for any action involving executive officers. The Committee reports its actions to the Board at each Board meeting; the full Board must review and approve certain actions, including employment and severance benefit agreements and amendments to stock plans.

John Moore, the Chief Legal & Human Resources Officer, provides compensation data, research and analysis that the Committee may request. In addition to Mr. Moore, the Committee invites Mr. Haffner, our CEO, to attend Committee meetings; however, the Committee meets in executive session without management present to discuss Mr. Haffner’s performance and set his compensation.

Mr. Haffner recommends to the Committee compensation levels for the other executive officers, including salary increases, annual incentive targets and equity award values, based on his assessment of each executive’s performance and level of responsibility. The Committee generally accepts Mr. Haffner’s recommendations, but makes any adjustments it deems appropriate. The Committee frequently meets in executive session.

The Annual Review and Use of Compensation Data

The Committee performs the “Annual Review” in March of each year. During the Annual Review, the Committee evaluates the four primary elements of the annual compensation package for executive officers: base salary, annual incentive, PSU and stock options awards. Based on this review, the Committee approves any base salary increases and sets the annual incentive target percentage for each executive officer. As discussed above, increases to base salary affect all four elements of the compensation package, because the variable compensation elements (annual incentive, PSUs and stock options) are each set as a multiple of base salary. Equity award sizes are reviewed again in November, prior to the grant of PSUs and stock options on the first business day of each year.

Prior to the Annual Review, the Committee reviews the total compensation package for the preceding year as described in the proxy statement. This review includes secondary compensation elements, such as voluntary equity plans and retirement plans, as well as potential payments upon termination or change in control. Decisions about secondary and post-termination compensation elements are made at various times throughout the year as the plans or agreements giving rise to the compensation are reviewed.

In connection with the 2010 Annual Review, the Committee evaluated the following data presented by Mr. Moore to develop a picture of each executive’s compensation package in the context of past decisions, internal pay relationships and the external market:

•	Compensation data from three surveys published by national consulting firms (described more fully below).
•	Current annual compensation for each executive officer.
•	The potential value of each executive officer’s compensation package under three Company performance scenarios (threshold, target and outstanding performance).
•	The cash-to-equity ratio and fixed-to-variable pay ratio of each executive officer’s compensation package.
•	A report on each executive’s compliance with our stock ownership requirements.
•	A summary of each executive’s accumulated wealth from outstanding equity awards, including a sensitivity analysis of the impact of changes in our stock price.

We have not compared our compensation to that of a specific peer group of companies. Given the complexity of our markets and the diversity of our product lines, we have not identified a large enough group of public companies that are enough like us to make such a comparison meaningful and accurate. Instead, for external market data, we used survey data disclosing 2009 compensation published by Watson Wyatt (“Survey Report of Top Management Compensation”), Towers Perrin (“Comp Online—Executive Database”) and Hewitt (“Total Compensation Measurement”) (collectively, the “2010 Survey Data” ). The use of multiple surveys enables us to develop a more balanced picture of the compensation market.

We sought the largest sample size possible from each survey, given that the validity of data increases with sample size. The Committee uses data from a broad base of companies that most closely match our revenues and the NEOs’ job descriptions. The industry groups and sample sizes of the three surveys with respect to the NEO positions were as follows:

	Watson Wyatt	Towers Perrin	Hewitt
Survey Group	Manufacturing only, All revenue levels	All industries, $3-6 billion in revenue	All industries, $2.5-5.0 billion in revenue

	Companies in Survey Group, by Position
CEO	296	95	71
COO	99	35	18
CFO	315	94	71
SVP, Segment Head	15	262*	Survey data not available
		* Business units with revenue over $800 million

The Committee uses compensation surveys to get a general sense of the competitive market. The 2010 Survey Data generally showed our executive officers’ compensation was in line with the Committee’s philosophy of paying somewhat below market median for base salaries with the potential to move above the median with outstanding results under variable compensation programs (annual incentive, PSUs and stock options). Although the Committee views survey data as a useful guide, it gives significant weight to (i) the mix of fixed to variable pay, (ii) the ratio of cash to equity compensation, (iii) internal pay equity, and (iv) individual responsibilities and merit when establishing base salaries, annual incentive percentages, and PSU and stock option award multiples. While the Committee monitors these pay relationships, it does not target any specific pay ratios.

In addition to the 2010 Survey Data, the Committee also considers the Company’s merit increase budget for all salaried U.S. employees in determining salary increases for executive officers. The 2010 merit increase budget of 2.5% was based on the Consumer Price Index, other national economic data and our own business climate. Mr. Haffner, Mr. Glassman and Mr. Flanigan have the option to terminate their respective employment agreements without further obligation to the Company if they do not receive a salary increase for any year, unless the failure to receive an increase was due to a company-wide salary freeze.

In connection with the 2010 Annual Review, the Committee took the following actions:

•

Increased the target percentage for the annual incentive by 10% for Mr. Haffner and by 5% for Mr. Glassman and Mr. Flanigan in recognition of their excellent performance and to weight further their pay packages toward performance-based compensation.

•

Raised NEO base salaries by 2.5%, in line with the Company’s merit budget for salaried personnel, with the exception of Mr. Downes whose base salary was increased by 7% to reflect his segment’s outstanding recent performance.

•

Established the award formula for the Incentive Plan’s corporate and profit center participants, upon determining that the payout range (threshold, target and maximum) is consistent with the Company’s full-year sales and earnings projections.

•	Approved the executive officers’ 2010 individual performance goals, stressing specific and measurable targets that lead to improvements with long-term returns.

Equity Grant Practices

The Committee discusses potential equity awards at length at its November meeting, and then approves the final PSU and option grants during a telephone meeting on the first business day of the year. The exercise price of the options is equal to the closing market price of the Company’s common stock on the option grant date. The Company does not grant equity awards when in possession of material inside information.

Performance of Past Equity Awards. The Committee monitors the value of past equity awards to gain an overall assessment of how current compensation decisions fit with past practices and to determine the executives’ accumulated variable compensation. As of the 2010 grant date, a substantial majority of the NEOs’ annual stock option grants were “underwater,” meaning they had no value at the then-current market price of our common stock. The Committee did not inflate the 2010 equity awards, or any other aspect of the NEOs’ compensation, to adjust for the below-expected performance of past equity awards.

Clawback Provisions. All equity awards are subject to a clawback provision included in our Flexible Stock Plan which allows the Committee to recover all income or other benefits received on the vesting, exercise, or payment of any award if the employee violates any confidentiality, non-solicitation or non-compete obligations or engages in activity adverse to the interests of the Company, including fraud or conduct contributing to any financial restatement.

Executive Stock Ownership Guidelines. The Committee believes executive officers should have a meaningful ownership stake in the Company to align their interests with those of shareholders. We expect executive officers to attain the following levels of stock ownership within five years of appointment and to maintain those levels throughout their employment.

Chief Executive Officer	5X base salary
Chief Operating Officer, Chief Financial Officer	3X base salary
All other Executive Officers	2X base salary

Shares of the Company’s stock owned outright, stock units and the net shares acquirable upon the exercise of deferred compensation stock options count toward satisfying the ownership totals. A decline in the stock price can cause an executive officer who previously met the threshold to fall below it temporarily. An executive officer who has not met the ownership requirement, or falls below it due to a decline in the stock price, must hold any net shares acquired upon the exercise of stock options or vesting of PSUs or RSUs until he meets the ownership threshold. As of December 31, 2010, all of our NEOs were in compliance with their stock ownership requirements, having holdings well in excess of these threshold levels.

Employment and Change in Control Agreements

On the Committee’s recommendation, the Board entered into employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan in May 2009. These employment agreements expire on the date of our annual shareholder meeting in 2013. The material terms and conditions of these employment agreements are described on page 46.

The Committee determined that these agreements were in the best interests of the Company and our shareholders for the following reasons:

•	The Committee was aware that Mr. Haffner and Mr. Glassman were being pursued by other companies, at much higher compensation levels.
•	Effective chief financial officers are in high demand and are heavily recruited, and the Committee valued Mr. Flanigan’s retention.
•

These three executive officers have long tenures with the Company and extensive knowledge of our complex industries. They work extremely well together and their potential loss would pose a hardship for the Company.

•

These key leaders have been instrumental in developing and executing the strategic plan announced in 2007; accordingly, the Committee chose a four-year term for the agreements to ensure their continued commitment to the Company’s strategic objectives.

The Company also has severance benefit agreements with Mr. Haffner and Mr. Glassman, but does not offer severance benefits to any other NEOs. These agreements have been in place for several years and have no stated expiration date. They are designed to protect both the executive officers’ and the Company’s interests in the event of a change in control of the Company. The material terms and conditions of these agreements and the Company’s potential financial obligations arising from these agreements are described on page 47.

The Committee believes the severance agreements are appropriate for the following reasons:

•	The use of such agreements is considered a common takeover preparedness step.
•

The agreements benefit shareholders by keeping key management engaged both before and during an impending transaction, and often during the subsequent transition period. Shareholders receive higher premiums for desired management behaviors, and sales can be realized more quickly.

•	Severance agreements can help unlock value for shareholders, as they reduce executive bias against takeovers where there is a potential conflict of interest concerning job security.
•

Key strategic and operational decisions before a sale should be in the long-term best interests of the Company, so agreements should discourage actions that sacrifice post-transaction performance for a short-term stock price increase.

The benefits provided under the severance benefit agreements do not impact the Committee’s decisions regarding other elements of the executive officers’ compensation. Because these agreements provide contingent compensation, not regular compensation, they are evaluated separately in view of their intended purpose.

Tax Considerations

Section 162(m) of the Internal Revenue Code generally disallows an income tax deduction to public companies for compensation over $1 million paid to certain executive officers. Our policy is to take reasonable and practical steps to minimize compensation that exceeds the $1 million cap, but in some circumstances the best form of compensation for the intended purpose may be one that is not tax-deductible under Section 162(m), such as the inclusion of IPGs in the annual incentive program.

In 2010, the Company paid amounts that were not deductible for federal income tax purposes and exceeded the $1 million threshold. The non-deductible compensation resulted from payouts of previously deferred compensation, the vesting of service-based RSUs, and the IPG portion of the annual incentive.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion & Analysis with management and, based on that review and discussion, the Committee has recommended to the Board of Directors that the Compensation Discussion & Analysis be included in this proxy statement.

R. Ted Enloe, III (Chair)

Robert E. Brunner

Richard T. Fisher

Joseph W. McClanathan

Judy C. Odom

Phoebe A. Wood

Summary Compensation Table

The following table reports the total 2010 compensation of our Chief Executive Officer, Chief Financial Officer, and our three other most highly compensated executive officers as of December 31, 2010. Collectively, we refer to these five executives as the “Named Executive Officers” or “NEOs.”

Compensation reported in the table below includes amounts earned in various retirement and deferred compensation programs. The pension, retirement and deferred compensation programs are described on pages 32 and 44. Familiarity with these programs will aid your understanding of the amounts reported in the Summary Compensation Table.

Name and Principal Position	Year	Salary (1)		Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (1)	Change in Pension Value; Nonqualified Deferred Compensation Earnings (4)	All Other Compensation (1)(5)	Total
David S. Haffner,	2010	$917,308		$2,826,252	$605,517	$1,100,081	$77,667	$394,251	$5,921,076
President & Chief Executive Officer	2009	934,616	(6)	4,394,446	383,937	1,019,995	46,306	515,089	7,294,389
	2008	875,769		2,264,900	406,385	390,600	12,574	379,676	4,329,904
Karl G. Glassman,	2010	688,077		1,233,054	454,138	688,194	54,857	246,751	3,365,071
Executive Vice President & Chief Operating Officer	2009	700,962	(6)	2,557,611	287,953	685,125	31,319	284,727	4,547,697
	2008	667,731		951,816	325,122	255,150	10,544	158,049	2,368,412
Matthew C. Flanigan,	2010	402,692		676,368	221,462	348,806	27,654	233,256	1,910,238
Senior Vice President—Chief Financial Officer	2009	410,192	(6)	1,617,979	140,409	339,702	21,977	202,919	2,733,178
	2008	376,558		461,354	136,502	121,660	20,358	198,781	1,315,213
Paul R. Hauser,	2010	326,754		439,200	179,736	183,688	43,094	92,717	1,265,189
Senior Vice President, President— Residential Furnishings Segment	2009	332,931	(6)	380,998	113,988	192,119	26,414	90,431	1,136,881
	2008	318,096		346,115	130,191	124,393	8,211	104,184	1,031,190
Joseph D. Downes, Jr.,	2010	307,415		499,590	163,563	135,920	9,327	64,353	1,180,168
Senior Vice President, President— Industrial Materials Segment	2009	303,023	(6)	453,100	103,732	155,821	7,509	78,197	1,101,382
	2008	285,931		392,370	112,889	210,869	6,508	70,766	1,079,333

(1)	Amounts reported in these columns include cash compensation (base salary, non-equity incentive plan compensation, and certain other cash items) that was deferred into the ESU Program (to acquire Company stock units) and/or the Deferred Compensation Program (to acquire, at the NEO’s election, an interest-bearing cash deferral, stock options or stock units), as follows:

		Total Cash Compensation Deferred		Deferred Compensation Program Alternatives
Name	Year		ESU (#)	Cash Deferral ($)	Stock Options (#)	Stock Units (#)
David S. Haffner	2010	$399,066	10,596			10,903
	2009	1,053,198	13,057			62,432
	2008	760,261	9,861			57,184
Karl G. Glassman	2010	184,954	7,208			2,946
	2009	435,880	9,246			23,623
	2008	413,669	7,038		92,913
Matthew C. Flanigan	2010	504,229	3,880			23,964
	2009	436,108	4,947			24,503
	2008	509,200	1,252			40,975
Paul R. Hauser	2010	154,526	2,611	$106,154
	2009	149,854	3,466	100,000
	2008	141,500	3,278			7,506
Joseph D. Downes, Jr.	2010	106,661	2,257	65,000
	2009	93,156	3,231			3,937
	2008	92,940	3,954			3,343

See the Grants of Plan-Based Awards Table on page 40 for further information on the equity awards received in lieu of cash compensation in 2010.

(2)	Amounts reported in this column reflect the grant date fair value of Performance Stock Unit awards and the Restricted Stock Unit awards, as detailed in the table below. For a description of the assumptions used in calculating the grant date fair value, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010. The potential maximum fair value of the PSU awards on the grant date is also included in the table below.

Name	Year	PSU Awards: Grant Date Fair Value	PSU Awards: Potential Maximum Value at Grant Date	RSU Awards: Grant Date Fair Value
David S. Haffner	2010	$2,826,252	$4,945,941
	2009	2,487,716	4,353,503	$1,906,730
	2008	2,264,900	3,963,575
Karl G. Glassman	2010	1,233,054	2,157,845
	2009	1,059,466	1,854,066	1,498,145
	2008	951,816	1,665,678
Matthew C. Flanigan	2010	676,368	1,183,644
	2009	596,516	1,043,903	1,021,463
	2008	461,354	807,369
Paul R. Hauser	2010	439,200	768,600
	2009	380,998	666,747
	2008	346,115	605,701
Joseph D. Downes, Jr.	2010	499,590	874,283
	2009	453,100	792,925
	2008	392,370	686,648

(3)	Amounts reported in this column represent the grant date fair value of the stock options calculated using the Black-Scholes option valuation model. For a description of the assumptions used in calculating the grant date fair value of these options, see Note L of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

(4)	Amounts reported in this column are set forth below.

Name	Change in Pension Value (a)	ESU Program (b)	Deferred Stock Units (c)	Cash Deferrals (d)	Total
David S. Haffner	$29,749	$16,210	$31,708		$77,667
Karl G. Glassman	32,044	16,112	6,701		54,857
Matthew C. Flanigan	13,013	6,053	8,588		27,654
Paul R. Hauser	34,981	7,573	540		43,094
Joseph D. Downes, Jr.		6,685	2,193	$449	9,327

(a)	Change in the present value of the NEO’s accumulated benefits under the defined benefit Retirement Plan, as described on page 44.

(b)	15% discount on dividend equivalents acquired on stock units held in the ESU Program, as described on page 32.

(c)	20% discount on dividend equivalents acquired on stock units held in the Deferred Compensation Program, as described on page 32.

(d)	Above-market portion of the interest earned on cash deferrals under the Deferred Compensation Program, as described on page 32.

(5)	Amounts reported in this column are set forth below:

Name	ESU Program (a)	Deferred Stock Units (b)	Retirement K Matching Contributions (c)	Retirement K Excess Payments (c)	Life and Disability Insurance Benefits	Perquisites (d)	Total
David S. Haffner	$264,429	$50,000	$9,900	$62,726	$7,196		$394,251
Karl G. Glassman	182,278	12,500	9,900	39,646	2,427		246,751
Matthew C. Flanigan	97,454	107,938	9,900	17,154	810		233,256
Paul R. Hauser	65,894		13,200	11,301	2,322		92,717
Joseph D. Downes, Jr.	57,495				6,858		64,353

(a)	This amount represents the Company’s matching contributions under the ESU Program and the 15% discount on stock units acquired with employee and Company contributions.

(b)	This amount represents the 20% discount on stock units acquired with employee contributions to the Deferred Compensation Program.

(c)	The Retirement K and Retirement K Excess Plan are described on page 32.

(d)	None of the NEOs received perquisites or other personal benefits with a value of $10,000 or more in 2010. Perquisites for our executives officers in 2010 included: use of a Company car; executive physicals; temporary residential security services; and financial, legal, and tax planning services provided by in-house professionals. For disclosure purposes, perquisites are valued at our aggregate incremental cost.

(6)	The 2009 NEO base salaries are reported as higher than their reported 2008 salaries (despite a salary freeze in 2009) and higher than the 2010 salaries (despite an increase in base salary in 2010) because there were 27 bi-weekly pay periods in 2009 instead of the customary 26 (as in 2008 and 2010).

Grants of Plan-Based Awards in 2010

The following table sets forth, for the year ended December 31, 2010, information concerning each grant of an award made to the Named Executive Officers in 2010 under any plan.

	Grant Date	Award Type (1)	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (2)			Estimated Future Payouts Under Equity Incentive Plan Awards (3)			All Other Stock Awards: Shares of Stock or Units (#)(4)	All Other Option Awards: Securities Underlying Options (#)(5)	Exercise or Base Price of Option Awards ($/Sh) (6)	Grant Date Fair Value of Stock and Option Awards ($)
Name			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
David S. Haffner	3/26/10	AI	$415,125	$830,250	$1,245,375
	1/04/10	ASO								140,400	$20.51	$605,517
	1/04/10	PSU				32,175	96,525	225,225				2,826,252
Awards Received in Lieu of Cash Compensation
	—	DSU							10,903
	—	ESU							10,596
Karl G. Glassman	3/26/10	AI	259,500	519,000	778,500
	1/04/10	ASO								105,300	20.51	454,138
	1/04/10	PSU				14,038	42,113	98,263				1,233,054
Awards Received in Lieu of Cash Compensation
	—	DSU							2,946
	—	ESU							7,208
Matthew C. Flanigan	3/26/10	AI	131,625	263,250	394,875
	1/04/10	ASO								51,350	20.51	221,462
	1/04/10	PSU				7,700	23,100	53,900				676,368
Awards Received in Lieu of Cash Compensation
	—	DSU							23,964
	—	ESU							3,880
Paul R. Hauser	3/26/10	AI	93,630	156,050	234,075
	1/04/10	ASO								41,675	20.51	179,736
	1/04/10	PSU				5,000	15,000	35,000				439,200
Awards Received in Lieu of Cash Compensation
	—	ESU							2,611
Joseph D. Downes, Jr.	3/26/10	AI	98,580	164,300	246,450
	1/04/10	ASO								37,925	20.51	163,563
	1/04/10	PSU				5,688	17,063	39,813				499,590
Awards Received in Lieu of Cash Compensation
	—	ESU							2,257

(1)	Award Type:

AI = Annual Incentive                                ASO = Annual Stock Options

PSU = Performance Stock Units            DSU = Deferred Stock Units

ESU = Executive Stock Units

(2)	The performance metrics, payout schedules and other details of the NEOs’ annual incentive are described on page 28.

(3)	PSU awards vest at the end of a three-year performance period based on our TSR as measured relative to a peer group. The PSUs awards are described on page 30.

(4)	DSU amounts (from the Deferred Compensation Program described on page 32) and ESU amounts (from the ESU Program described on page 32) reported in this column represent stock units acquired in lieu of cash compensation. Stock units are purchased on a bi-weekly basis or as compensation otherwise is earned, so there is no grant date for these awards. DSUs are acquired at a 20% discount to the market price of our common stock on the acquisition date, and ESUs are acquired at a 15% discount. We recognize a compensation expense for this discount, which is reported in the All Other Compensation column of the Summary Compensation Table.

(5)	Stock options (described on page 31) are granted on the first business day of the year, have a 10-year term, and vest in three annual increments beginning 18 months after grant.

(6)	The exercise price is the closing market price of the Company’s common stock on the grant date.

Outstanding Equity Awards at 2010 Fiscal Year-End

The following table reports the outstanding stock options, performance stock units, and restricted stock units held by each NEO as of December 31, 2010. The outstanding awards are separated into two categories:

•

General Awards: the annual PSU and stock option awards that comprise the equity component of our compensation package, as well as the one-time RSU awards to Mr. Haffner, Mr. Glassman and Mr. Flanigan in 2009 in connection with their employment agreements.

•	Deferred Compensation Options: options that were granted in lieu of cash compensation under our Deferred Compensation Program, as described on page 32.

	Options Awards					Stock Awards
		Securities Underlying Unexercised Options:				Unvested Stock Units		Equity Incentive Plan Awards—Unearned Shares, Units or Other Unvested Rights
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date	Number of Units (#) (2)	Market Value ($) (3)	Performance Period (4)	Number of Units (#) (5)	Market or Payout Value ($) (3)
David S. Haffner
General Awards
	1/16/2002	56,000		$22.30	1/15/2012	70,000	$1,593,200	2009-2011	118,388	$2,694,511
	1/22/2003	63,000		21.01	1/21/2013			2010-2012	96,525	2.196.909
	1/13/2004	70,000		21.35	1/12/2014
	2/9/2005	70,000		28.02	2/8/2015
	1/3/2006	93,400		22.96	1/4/2016
	5/10/2006	87,177		26.67	5/9/2016
	1/3/2007	98,475		23.61	1/4/2017
	1/2/2008	95,516	47,759	16.96	1/2/2018
	1/2/2009	57,400	114,800	15.68	1/2/2019
	1/4/2010		140,400	20.51	1/3/2020
Subtotal		690,968	302,959			70,000	1,593,200		214,913	4,891,420
Deferred Compensation Options
	12/21/2004	224,100		27.09	12/20/2014
	12/30/2005	266,290		22.96	12/29/2015
Subtotal		490,390
Total		1,181,358	302,959			70,000	$1,593,200		214,913	$4,891,420
Karl G. Glassman
General Awards
	1/16/2002	40,000		22.30	1/15/2012	55,000	1,251,800	2009-2011	50,419	1,147,536
	1/22/2003	47,250		21.01	1/21/2013			2010-2012	42,113	958,492
	1/13/2004	52,500		21.35	1/12/2014
	2/9/2005	52,500		28.02	2/8/2015
	1/3/2006	74,725		22.96	1/4/2016
	1/3/2007	78,775		23.61	1/4/2017
	1/2/2008	76,416	38,209	16.96	1/2/2018
	1/2/2009	43,050	86,100	15.68	1/2/2019
	1/4/2010		105,300	20.51	1/3/2020
Subtotal		465,216	229,609			55,000	1,251,800		92,532	2,106,028
Deferred Compensation Options
	12/21/2004	66,663		27.09	12/20/2014
	12/30/2005	81,664		22.96	12/29/2015
	12/31/2007	92,913		17.44	12/30/2017
Subtotal		241,240
Total		706,456	229,609			55,000	$1,251,800		92,532	$2,106,028

Options Awards						Stock Awards
		Securities Underlying Unexercised Options:				Unvested Stock Units		Equity Incentive Plan Awards—Unearned Shares, Units or Other Unvested Rights
Name	Grant Date (1)	Exercisable (#)	Unexercisable (#)	Exercise Price ($)	Expiration Date	Number of Units (#) (2)	Market Value ($) (3)	Performance Period (4)	Number of Units (#) (5)	Market or Payout Value ($) (3)
Matthew C. Flanigan
General Awards
1/16/2002		12,000		$22.30	1/15/2012	37,500	$853,500	2009-2011	28,388	$646,111
3/11/2003		18,000		17.61	3/10/2013			2010-2012	23,100	525,756
1/13/2004		30,000		21.35	1/12/2014
2/9/2005		21,900		28.02	2/8/2015
1/3/2006		29,900		22.96	1/4/2016
1/3/2007		31,775		23.61	1/4/2017
1/2/2008		32,083	16,042	16.96	1/2/2018
1/2/2009		20,991	41,984	15.68	1/2/2019
1/4/2010			51,350	20.51	1/3/2020
Subtotal		196,649	109,376			37,500	853,500		51,488	1,171,867
Deferred Compensation Options
12/21/2004		31,721		27.09	12/20/2014
12/30/2005		86,634		22.96	12/29/2015
Subtotal		118,355
Total		315,004	109,376			37,500	$853,500		51,488	$1,171,867
Paul R. Hauser
General Awards
1/16/2002		5,000		22.30	1/15/2012			2009-2011	18,131	412,662
3/11/2003		11,334		17.61	3/10/2013			2010-2012	15,000	341,400
1/13/2004		18,000		21.35	1/12/2014
2/9/2005		20,000		28.02	2/8/2015
1/3/2006		25,575		22.96	1/4/2016
1/3/2007		31,775		23.61	1/4/2017
1/2/2008			15,300	16.96	1/2/2018
1/2/2009		17,041	34,084	15.68	1/2/2019
1/4/2010			41,675	20.51	1/3/2020
Subtotal		128,725	91,059						33,131	754,062
Deferred Compensation Options
12/21/2004		5,539		27.09	12/20/2014
Subtotal		5,539
Total		134,264	91,059						33,131	$754,062
Joseph D. Downes, Jr.
General Awards
1/16/2002		12,000		22.30	1/15/2012			2009-2011	21,563	490,774
3/11/2003		15,000		17.61	3/10/2013			2010-2012	17,063	388,354
1/13/2004		18,000		21.35	1/12/2014
2/9/2005		20,200		28.02	2/8/2015
1/3/2006		25,550		22.96	1/4/2016
1/3/2007		26,475		23.61	1/4/2017
1/2/2008		26,533	13,267	16.96	1/2/2018
1/2/2009		15,508	31,017	15.68	1/2/2019
1/4/2010			37,925	20.51	1/3/2020
Subtotal		159,266	82,209						38,626	879,128
Deferred Compensation Options
12/21/2004		6,460		27.09	12/20/2014
Subtotal		6,460
Total		165,726	82,209						38,626	$879,128

(1)	General Awards—options were granted subject to our standard vesting terms, become exercisable in one-third increments at 18 months, 30 months and 42 months following the grant date, and have a 10-year term.

Deferred Compensation Options—options became exercisable on March 15, approximately 15 months following the grant date, and have a 10-year term.

(2)	Awards reported in this column are the unvested portion of the RSU awards granted in 2009 in connection with the employment agreements described on page 46.

(3)	Values shown in this column were calculated at a per share value of $22.76, the closing market price of our common stock on December 31, 2010.

(4)	PSU awards are granted on the first business day of the year and have a three-year performance period (e.g., awards with a 2010-2012 performance period were granted on January 4, 2010 and vest on December 31, 2012).

(5)	The amounts shown reflect the target payout level of shares (75% of the base award), based on Leggett’s TSR ranking in the 40th percentile for the 2009 PSUs and the 37th percentile for the 2010 PSUs versus the peer group as of December 31, 2010. Actual payouts will be based on our relative TSR on the vesting date, based on our performance for the three-year period. The PSUs are described at page 30.

Option Exercises and Stock Vested in 2010

The following table reports the number of stock options exercised and stock awards vested in 2010 and the value realized by the NEOs upon exercise or vesting of such awards. All of the options listed below were Deferred Compensation Options, granted in lieu of cash compensation. The stock award amounts represent the vesting of 25% of the RSUs granted in connection with the employment agreements described on page 35, and the payout of the 2008 PSUs at the end of the performance period on December 31, 2010 described on page 31.

	Options Awards		Stock Awards (1)
Name	Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
David S. Haffner	40,000	$141,600	283,500	$6,433,560
Karl G. Glassman	25,000	88,500	131,931	2,987,900
Matthew C. Flanigan	8,500	30,090	69,369	1,568,713
Paul R. Hauser	30,600	156,978	37,975	864,311
Joseph D. Downes, Jr.	9,000	54,990	43,050	979,818

(1)	Amounts reported in these columns consist of vested RSU and PSU awards, allocated as follows:

	RSU		PSU
Name	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)	Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
David S. Haffner	35,000	$777,700	248,500	$5,655,860
Karl G. Glassman	27,500	611,050	104,431	2,376,850
Matthew C. Flanigan	18,750	416,625	50,619	1,152,088
Paul R. Hauser			37,975	864,311
Joseph D. Downes, Jr.			43,050	979,818

(2)	Amounts in this column are calculated based upon the closing price of the Company’s stock on the vesting date; however, as the PSUs and RSUs are distributed to the NEOs as shares of Company stock upon vesting, the NEOs may continue to hold the shares or sell them in accordance with our insider trading procedures.

Pension Benefits in 2010

We had a voluntary, tax-qualified, defined benefit pension plan (the “Retirement Plan” ), which was frozen December 31, 2006. Benefits accrued under the Retirement Plan were fixed as of that date and the Retirement Plan was closed to new participants. In 2007, employees who had previously participated in the Retirement Plan were offered a replacement benefit package consisting of the Retirement K and the Retirement K Excess Program discussed at page 32. Although participants are not accruing any additional benefit under the Retirement Plan, the present value of the benefit may increase or decrease each year based on the assumptions used to calculate the benefit for financial reporting purposes.

The Retirement Plan required a contribution from participating employees of 2% of base salary. Normal monthly retirement benefits are the sum of 1% of the employee’s average monthly salary for each year of participation in the Retirement Plan. Benefits are calculated based on actual years of participation in the Retirement Plan, and benefits become payable when a participant reaches age 65 (normal retirement age). Mr. Haffner and Mr. Hauser are eligible for early retirement benefits under the Retirement Plan (minimum age 55 and at least 15 years of service), under which they would receive a monthly benefit reduced by 1/180th for the first 60 months and a monthly benefit reduced by 1/360th for any additional months before reaching normal retirement age.

The following table lists the present value of accumulated benefits payable to the NEOs under the Retirement Plan:

Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
David S. Haffner	27	$193,615
Karl G. Glassman	29	169,522
Matthew C. Flanigan	14	62,663
Paul R. Hauser	31	239,498
Joseph D. Downes, Jr.

To calculate the present value of the accumulated Retirement Plan benefit, we took the annual accrued benefit through December 31, 2010 that would be payable at normal retirement age, assuming no future contributions. We converted that amount to a lump sum using an annuity factor from the RP2000 mortality table, and discounted that amount back to December 31, 2010 using a 5.00% discount rate. The discount rate, measurement date and mortality assumptions are the same as those used for financial reporting purposes.

Non-Qualified Deferred Compensation in 2010

The following table provides the aggregate 2010 contributions, earnings, withdrawals, and ending balances for each Named Executive Officer’s deferred compensation accounts. The year-end balances are based on a $22.76 closing market price of our common stock on December 31, 2010.

Name	Deferral Type or Program (1)	Executive Contributions in 2010 (2)	Company Contributions in 2010 (2)	Aggregate Earnings in 2010 (3)	Aggregate Withdrawals/ Distributions	Aggregate Balance at 12/31/10 (4)
David S. Haffner	ESU	$199,066	$264,429	$559,023	$372,429	$2,147,897
	DSU	200,000	50,000	1,009,307		3,266,993
	EDSP			308,710	170,592	2,101,863

Total		399,066	314,429	1,877,040	543,021	7,516,754
Karl G. Glassman	ESU	134,954	182,278	453,714	482,104	1,853,155
	DSU	50,000	12,500	96,905		655,329
	EDSP			38,193		283,248

Total		184,954	194,778	588,812	482,104	2,791,732
Matthew C. Flanigan	ESU	72,477	97,454	194,346	206,472	719,702
	DSU	431,752	107,938	555,059	963,389	1,113,783

Total		504,229	205,392	749,405	1,169,861	1,833,486
Paul R. Hauser	ESU	48,372	65,894	182,925	265,727	785,999
	DCC	106,154		6,831		215,374
	DSU			9,052	178,658

Total		154,526	65,894	198,808	444,385	1,001,373
Joseph D. Downes, Jr.	ESU	41,662	57,495	169,171	206,727	723,947
	DCC	65,000		5,564		128,918
	DSU			31,146	41,120	187,315
	EDSP			1,766	98,584

Total		106,662	57,495	207,647	346,431	1,040,180

(1)	Deferral Type or Program:

ESU = Executive Stock Unit Program (see description at page 32).

DCC = Deferred Compensation Program—Cash Deferral (see description at page 32).

DSU = Deferred Compensation Program—Stock Units (see description at page 32).

EDSP = Executive Deferred Stock Program. This is a frozen program under which executives deferred the gain from their stock option exercises from 1 to 15 years. Upon deferral, the participant was credited with stock units representing the option shares deferred, and the units accumulate dividend equivalents during the deferral period.

(2)	Amounts reported in these columns are also included in the totals reported in the Summary Compensation Table.

(3)	Aggregate earnings include interest, dividends and the appreciation (or depreciation) of the investments in which the accounts are held. The following amounts, representing preferential earnings on interest and dividends paid in 2010 on ESU Program and Deferred Compensation Program accounts, are reported in the Change in Pension Value and Non-Qualified Deferred Compensation Earnings column of the Summary Compensation Table: Haffner—$47,918; Glassman—$22,813; Flanigan—$14,641; Hauser—$8,113; and Downes—$9,327.

(4)	Of the balances reported in this column (which are net of distributions from prior years’ deferrals), the following aggregate amounts were included in the totals reported in the Summary Compensation Table in 2008, 2009 and 2010: Haffner—$3,353,257; Glassman—$1,297,877; Flanigan—$2,036,737; Hauser—$671,067; and Downes—$508,759.

Potential Payments upon Termination or Change in Control

This section describes the payments and benefits that may be received by our NEOs upon termination of employment, in excess of the amounts that are generally paid to our salaried employees upon termination of employment. We have employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan which provide for specific payments and benefits upon certain termination events. Mr. Haffner and Mr. Glassman are also parties to severance benefit agreements with us which become effective upon a change in control of the Company. For more information about how we determined the terms of these agreements, see page 35. A termination of employment for an NEO not addressed under these agreements would be treated in the same manner as that of any salaried employee.

Employment Agreements. The employment agreements with Mr. Haffner, Mr. Glassman and Mr. Flanigan expire on the date of our annual meeting of shareholders in 2013. In the event their employment terminates prior to the expiration of the employment agreement, the obligations of the Company and the executive are as set forth in the following table:

Termination Following Total Disability
Trigger	Company Obligations	Executive Obligations
Executive’s employment may be terminated following a continuous 14-month period in which he is unable to materially perform the required services	• During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination
Executive’s Option to Terminate
Trigger	Company Obligations	Executive Obligations

Voluntary and effective within 60 days of written notice to the Company not later than six months after one of the following events:

•    Executive does not receive a salary increase in any year, unless due to Company-wide salary freeze

•    Mr. Haffner only: Executive is not elected to continue as Chief Executive Officer, a director of the Company and a member of the Board’s executive committee

•    Mr. Glassman only: Executive is not elected to continue as a director of the Company

•    Company is merged out of existence, sold or dissolved

•    Working control of Company is lost in a proxy contest or other tender offer

	• Pro-rated annual incentive award for the year of termination • During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination

Termination by Company for Cause
Trigger	Company Obligations	Executive Obligations

The Company may terminate the executive following:

•     Conviction of a felony crime

•     Willful breach of the Code of Conduct or Financial Code of Ethics that causes material injury to the Company

•     Willful act of fraud, misappropriation or dishonesty that causes material injury to the Company or results in material enrichment of the executive at the Company’s expense

•     Willful violation of specific written directions of the Board or CEO, as applicable, following notice of such violation

•     Continuing, repeated, willful failure to substantially perform duties after written notice from the Board

	• Pro-rated annual incentive award for the year of termination • During the non-compete period, continuation of health insurance to executive and his dependents	• Maintain confidentiality of Company information and trade secrets • Non-compete period through the end of the agreement’s term, or if later, for two years following termination
Termination by Company without Cause
Trigger	Company Obligations	Executive Obligations
The Company may terminate the executive at the Board’s discretion, at any time upon prior written notice

•     The Company’s financial obligations continue through the agreement’s term, except for benefits accruing after death or disability

•     Equity awards continue to vest as if the executive were employed for the entire term

•     Continuation of health insurance to the executive and his dependents throughout the term

•     Executive given title to the company car he was using at time of termination

• Maintain confidentiality of Company information and trade secrets • Enter into a release and agreement not to sue the Company

Severance Benefit Agreements. Upon a change in control of the Company, the severance benefit agreements with Mr. Haffner and Mr. Glassman provide for severance payments and benefits during a specified period (the “Protected Period”) following the change in control. The Protected Period is 36 months for Mr. Haffner and 30 months for Mr. Glassman.

In general, a change in control is deemed to occur when: (i) a shareholder acquires shares giving it ownership of 25% or more of our common stock, (ii) the current directors or their “successors” no longer constitute a majority of the Board of Directors, (iii) after a merger or consolidation with another corporation, less than 75% of the voting securities of the surviving corporation are owned by our former shareholders, or (iv) the Company is liquidated or sells substantially all of our assets to an unrelated third party.

The payments and benefits payable under these severance benefit agreements are subject to a “double trigger”; that is, they become payable only after both (i) a change in control of the Company and (ii) the executive officer’s employment is terminated by the Company (except for cause or upon disability) or the executive officer terminates his employment for “good reason.” In general, the executive officer would have good reason to terminate his employment if he were required to relocate or experienced a reduction in job responsibilities, title, compensation or benefits, or if the successor company did not assume the obligations of the severance benefit agreement. The Company may cure the “good reason” for termination within 30 days of receiving notice of such from the executive.

Events considered grounds for termination by the Company for cause under the severance benefit agreements are the same as those in the employment agreements described above. Upon termination of employment by the Company (other than for cause or upon disability) or by the executive for good reason following a change in control, the Company will provide the following payments and benefits:

•	Base salary through the date of termination.
•	Pro-rata annual incentive award at the maximum payout level for the year of termination.
•	Monthly severance payments: Mr. Haffner—190% of base salary multiplied by 3, paid over 36 months; Mr. Glassman—175% of base salary multiplied by 2.5, paid over 30 months.
•	Continuation of health insurance and fringe benefits for up to 36 months for Mr. Haffner (30 months for Mr. Glassman), as permitted by the Internal Revenue Code, or an equivalent lump sum payment.
•	Lump sum additional retirement benefit based upon the actuarial equivalent of an additional 36 months of continuous service for Mr. Haffner (30 months for Mr. Glassman).
•	Option to purchase company car at lower of book value or wholesale value.

The severance benefit agreements further provide that, if within one year following a change in control that was opposed by a majority of the directors the executive officer terminates his employment, he will receive, in lieu of the payments and benefits described above, (i) base salary through the date of termination, (ii) pro-rata annual incentive award at the maximum payout level for the year of termination, (iii) a lump sum payment equal to 75% of his cash compensation preceding the year of termination, and (iv) continuation of health insurance and certain fringe benefits for one year.

If the severance payments and benefits provided to either Mr. Haffner or Mr. Glassman exceed 10% of the limit imposed by Section 280G of the Internal Revenue Code, we will make a tax “gross-up” payment of the amount equal to the Section 280G excise taxes payable by the executive officer plus all income, employment, and excise taxes incurred on the gross-up payment. If the severance payments and benefits provided exceed the Section 280G limit by less than 10%, the payments will be capped at $1 below the Section 280G limit.

All amounts received by either Mr. Haffner or Mr. Glassman as cash compensation from a new full-time job will reduce the cash severance payments dollar for dollar. The executive is not required to mitigate the amount of any termination payment or benefit provided under his severance benefit agreement, but any health insurance or fringe benefits he may receive from a new job will reduce any benefits provided under the agreement.

Accelerated Vesting of PSUs and Options. The terms and conditions of the PSU awards provide for “double trigger” vesting (a change in control of the Company that leads to a termination of employment), such that all outstanding PSUs will become vested with the payout percentage set at the 175% maximum. The Company’s stock option awards provide for immediate, “single trigger” vesting in the event of a change in control of the Company. The acceleration of equity vesting upon a change in control is a common practice, designed to ensure that ongoing employees receive the benefit of the transaction by having the opportunity to realize value from their equity awards at the time of the transaction.

The tables below provide the estimated potential payments and benefits that the NEOs would receive in the event of any termination of employment. We have used the following assumptions and methodology to calculate these amounts:

•	Each termination of employment is deemed to have occurred on December 31, 2010. Potential payments reflect the benefits and arrangements in effect on that date.
•

The tables reflect only the additional payments and benefits the NEOs would be entitled to receive as a result of the termination of employment. Fully vested benefits described elsewhere in this proxy statement (such as deferred compensation accounts and pension benefits) and payments generally available to U.S. employees upon termination of employment (accrued vacation) are not included in the tables.

•	To project the value of stock plan benefits, we used the December 31, 2010 closing market price of our common stock of $22.76 per share and a dividend yield of 4.75%.

The potential payments and benefits presented in the following tables are only estimates provided solely for disclosure purposes and may vary from the amounts that are ultimately paid in connection with an actual termination of employment.

Potential Payments Upon Termination—David S. Haffner

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$2,176,999	(1)	$5,258,250	(2)
Annual Incentive			(3)		(3)		1,852,398	(4)	1,245,375	(5)
Vesting of PSU Awards							1,674,116	(6)	11,413,287	(7)
Vesting of 2009 RSU Award							1,593,200	(6)	1,593,200	(8)
Vesting of Stock Options	$1,405,686	(9)	$1,405,686	(9)			1,405,686	(6)	1,405,686	(10)
ESU Program									1,179,974	(11)
Retirement Benefit (401(k) and Excess Plan)									218,439	(11)
Health Benefits	30,540	(12)	30,540	(12)	$30,540	(12)	30,540	(12)	44,294	(11)
Life Insurance Premium									2,880	(11)
Auto							24,800	(13)
280G Tax Gross-Up									8,008,822	(14)

Total	$1,436,226		$1,436,226		$30,540		$8,757,739		$30,370,207

Potential Payments Upon Termination—Karl G. Glassman

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary or Severance Payments							$1,633,044	(1)	$3,027,500	(2)
Annual Incentive			(3)		(3)		1,158,200	(4)	778,500	(5)
Vesting of PSU Awards							723,539	(6)	4,914,026	(7)
Vesting of 2009 RSU Award							1,251,800	(6)	1,251,800	(8)
Vesting of Stock Options							1,068,125	(6)	1,068,125	(10)
ESU Program									879,037	(11)
Retirement Benefit (401(k) and Excess Plan)									149,005	(11)
Health Benefits	$46,450	(12)	$46,450	(12)	$46,450	(12)	46,450	(12)	59,137	(11)
Life Insurance Premium									2,880	(11)
Auto							31,975	(13)
280G Tax Gross-Up									4,330,912	(14)

Total	$46,450		$46,450		$46,450		$5,913,133		$16,460,922

Potential Payments Upon Termination—Matthew C. Flanigan

	Total Disability		Executive’s Option to Terminate		Termination by Company for Cause		Termination by Company without Cause		Termination following Change in Control
Base Salary							$955,755	(1)
Annual Incentive			(3)		(3)		587,837	(4)
Vesting of PSU Awards							400,952	(6)	$2,734,330	(7)
Vesting of 2009 RSU Award							853,500	(6)	853,500	(8)
Vesting of Stock Options							505,828	(6)	505,828	(10)
Health Benefits	$32,166	(12)	$32,166	(12)	$32,166	(12)	32,166	(12)	32,166	(12)
Auto							35,905	(13)

Total	$32,166		$32,166		$32,166		$3,371,943		$4,125,824

Potential Payments Upon Termination—Paul R. Hauser

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$1,759,490	(7)
Vesting of Stock Options	$330,055	(9)	$330,055	(9)		$330,055	(9)	330,055	(10)

Total	$330,055		$330,055			$330,055		$2,089,545

Potential Payments Upon Termination—Joseph D. Downes, Jr.

	Total Disability		Executive’s Retirement		Termination by Company for Cause	Termination by Company without Cause		Termination following Change in Control
Vesting of PSU Awards								$2,051,245	(7)
Vesting of Stock Options	$296,549	(9)	$296,549	(9)		$296,549	(9)	296,549	(10)

Total	$296,549		$296,549			$296,549		$2,347,794

(1)	Salary continues for the term of the employment agreement (through the 2013 annual meeting of shareholders).

(2)	Monthly severance payments through the Protected Period, under the severance benefit agreement.

(3)	The employment agreements guarantee a pro-rated annual incentive for the year of separation in the event of a voluntary termination or termination for cause. Under the Key Officer Incentive Program, however, this amount vests on December 31 of each year, so no incremental compensation would have been payable as of December 31, 2010.

(4)	In the event of a termination without cause, the executive officer will receive annual incentive payments throughout the term of the employment agreement based upon the average annual incentive payout percentage for the prior five years.

(5)	The severance benefit agreement provides for a pro-rata bonus payment at the 150% maximum payout level.

(6)	Following a termination without cause, equity awards continue to vest as if the executive officer were employed for the term of the employment agreement.

(7)	The PSU awards provide for payout at the 175% maximum upon a termination of employment following a change in control of the Company.

(8)	The 2009 RSU awards provide for immediate 100% vesting upon a termination of employment following a change in control of the Company.

(9)	Because Mr. Haffner, Mr. Hauser and Mr. Downes are eligible for retirement under the terms of their stock option grants, their options will continue to vest and remain exercisable for three years and six months following any termination of employment (except in the case of a termination of employment as the result of gross misconduct).

(10)	All stock options granted to salaried employees become immediately exercisable in the event of a change in control of the Company.

(11)	The severance benefit agreement provides for a continuation of health insurance, retirement plan contributions and certain fringe benefits through the Protected Period.

(12)	We provide health insurance during the non-compete period, which is the later of two years following termination or until the 2013 annual meeting of shareholders.

(13)	The employment agreements provide for the executive officer to receive title to his company car upon termination of employment by the Company without cause.

(14)	The calculation of the Section 280G tax gross-up payment assumes the following tax rates: Section 280G excise tax—20%; effective federal income tax—32.9%; state income tax—6%; and Medicare tax—1.45%. To calculate the Section 280G gross-up, we reduced the excess parachute payment by the amount of the incentive award compensation actually earned in 2010, as this amount represents payment for services rendered prior to the change in control. The incentive award is earned over the calendar year, so it was fully earned by December 31, 2010. We included the excess of the required 150% payout over the actual payout of 132.5% in the calculation of the Section 280G gross-up amount.

The only additional compensation paid in connection with a termination of employment as the result of an executive officer’s death is a life insurance benefit. The life insurance coverage for our NEOs is the same as that provided to other salaried employees—a $500,000 death benefit, which doubles in the event of death due to an accident.

SECURITY OWNERSHIP

Security Ownership of Directors and Executive Officers

The table below sets forth the beneficial ownership of our common stock on March 1, 2011, by the Company’s directors, the Chief Executive Officer, the Chief Financial Officer and the other three most highly compensated executive officers, and all directors and executive officers as a group.

	Number of Shares or Units Beneficially Owned
Directors and Executive Officers	Common Stock (1)	Stock Units (2)	Options Exercisable within 60 Days	Total	% of Class (3)
Robert E. Brunner, Director	11,152			11,152
Ralph W. Clark, Director	20,508	12,130	14,722	47,360
Joseph D. Downes, Jr., Senior Vice President, President—Industrial Materials Segment	145,850	40,903	165,726	352,479	.24%
R. Ted Enloe, III, Director	10,314	19,623	45,431	75,368
Richard T. Fisher, Board Chair	162,971	1,156	9,281	173,408	.12%
Matthew C. Flanigan, Senior Vice President— Chief Financial Officer, Director	147,753	56,546	315,004	519,303	.35%
Karl G. Glassman, Executive Vice President and Chief Operating Officer, Director	200,368	125,846	706,456	1,032,670	.69%
Ray A. Griffith, Director	5,525	808		6,333
David S. Haffner, President and Chief Executive Officer, Director	1,193,802	260,456	1,181,358	2,635,616	1.76%
Paul R. Hauser, Senior Vice President , President—Residential Furnishings Segment	76,665	36,247	134,264	247,176	.16%
Joseph W. McClanathan, Director	23,093		1,454	24,547
Judy C. Odom, Director	32,270	2,445	11,083	45,798
Maurice E. Purnell, Jr., Director	33,532	7,494	25,632	66,658
Phoebe A. Wood, Director	22,764	16,893	13,320	52,977
All executive officers and directors as a group (20 persons)	2,417,775	740,837	3,471,434	6,620,056	4.42%

(1)	Includes shares pledged as security for the following directors and officers: Fisher—50,000; all executive officers and directors as a group—94,973.

(2)	Stock units are held on account under the Company’s Executive Deferred Stock Program, Executive Stock Unit Program, Deferred Compensation Program, and Director Restricted Stock Unit Grants. Participants have no voting rights with respect to stock units. In each program, stock units are converted to shares of common stock upon distribution (although the Company has the option to settle all or a portion of the distributions under the ESU Program and the Deferred Compensation Program in cash, in its discretion), which occurs at a specified date or upon termination of employment. None of the stock units listed are scheduled for distribution within 60 days.

(3)	Beneficial ownership of less than .1% of the class is not shown. Stock units and options exercisable within 60 days are considered as stock outstanding for the purpose of calculating the ownership percentages.

Security Ownership of Certain Beneficial Owners

The Company knows of no beneficial owner of more than 5% of its common stock as of February 15, 2011, except as set out below.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock Outstanding
State Street Corporation	15,005,954	(1)	10.3%
One Lincoln Street
Boston, MA 02111
BlackRock, Inc.	9,618,892	(2)	6.6%
40 East 52nd Street
New York, NY 10022
Capital World Investors	9,222,709	(3)	6.3%
333 South Hope Street
Los Angeles, CA 90071

(1)	State Street Corporation (“SSC” ), acting in various fiduciary capacities, is deemed to have shared voting and shared dispositive power with respect to 15,005,954 shares. This information is based on Schedule 13G of SSC dated February 10, 2011, which reported beneficial ownership as of December 31, 2010.

(2)	BlackRock, Inc. (“BlackRock” ) is deemed to have sole voting and sole dispositive power with respect to 9,618,892 shares. This information is based on Schedule 13G of BlackRock dated February 7, 2011, which reported beneficial ownership as of December 31, 2010.

(3)	Capital World Investors (“CWI” ) is a division of Capital Research and Management Company (“CRMC” ). CWI is deemed to have sole voting power with respect to 3,222,709 shares and sole dispositive power with respect to 9,222,709 shares as a result of CRMC acting as investment advisor to various investment companies registered under Section 8 of the Investment Company Act of 1940. This information is based on Schedule 13G of CWI dated February 14, 2011, which reported beneficial ownership as of December 31, 2010.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s executive officers and directors to file reports of ownership and changes in ownership of common stock with the SEC and the NYSE. Based on our records, we believe our executive officers and directors made all filings on a timely basis in 2010.

EQUITY COMPENSATION PLAN INFORMATION

The following table shows the number of outstanding options and shares available for future issuance under all the Company’s equity compensation plans as of December 31, 2010. All of our equity compensation plans have been approved by our shareholders.

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by shareholders	17,906,204	(1)	$20.15	6,038,679	(2)(3)
Equity compensation plans not approved by shareholders	N/A		N/A	N/A

Total	17,906,204		$20.15	6,038,679

(1)	This number represents the stock issuable under the following plans:

Director Stock Option Plan	32,436
Flexible Stock Plan—Options	11,737,546
Flexible Stock Plan—Vested Stock Units	3,562,900
Flexible Stock Plan—Unvested Stock Units	2,573,322

Director Stock Option Plan. This is a frozen plan, and no future awards will be granted under it; however, 32,436 options remain outstanding under the plan. All options under this plan were granted in lieu of cash compensation otherwise payable to non-employee directors. The options were granted at a 50% discount to the market value of the Company’s stock on the date of grant and have a 15-year term.

Flexible Stock Plan. Includes 11,737,546 options outstanding and 6,136,222 stock units convertible to common stock.

The stock units include grants of RSUs and PSUs covering 2,539,202 shares that are still subject to forfeiture if vesting conditions are not satisfied.

The remaining stock units represent amounts held on account in our ESU Program, Deferred Compensation Program and Executive Deferred Stock Program, which relate to compensation previously earned and vested. Only 34,120 stock units held in these programs remain subject to forfeiture. (See pages 32 and 45 for descriptions of these programs.)

(2)	Shares available for future issuance include: 4,677,816 shares under the Flexible Stock Plan and 1,360,863 shares under the 1989 Discount Stock Plan. The 1989 Discount Stock Plan is a Section 423 employee stock purchase plan. Columns (a) and (b) are not applicable to stock purchase plans.

(3)	Of the shares available for grant under the Flexible Stock Plan, no more than 3,300,000 shall be granted for awards other than options; however, upon approval of the Compensation Committee, awards other than options may be granted in excess of this limit, in which case the number of shares available under the Flexible Stock Plan is reduced by three shares for each non-option share.

Driving Directions to the Wright Conference Center

ANNUAL MEETING OF SHAREHOLDERS

Thursday, May 12, 2011

10:00 a.m. Central Time

LEGGETT & PLATT, INCORPORATED

WRIGHT CONFERENCE CENTER

No. 1 Leggett Road

Carthage, Missouri 64836

LEGGETT & PLATT, INCORPORATED No. 1 Leggett Road Carthage, Missouri 64836	proxy

This proxy is solicited on behalf of the Board of Directors.

The undersigned shareholder of Leggett & Platt, Incorporated, a Missouri corporation (the “Company”), hereby acknowledges receipt of the Notice of 2011 Annual Meeting of Shareholders, the accompanying Proxy Statement and the Annual Report for the fiscal year ended December 31, 2010, and hereby appoints David S. Haffner and John G. Moore as proxies and attorneys-in-fact, with full power of substitution to represent the undersigned at the 2011 Annual Meeting of Shareholders of the Company to be held on May 12, 2011 at 10:00 a.m. Central Time at the Company’s headquarters, located at No. 1 Leggett Road, Carthage, Missouri 64836, and at any adjournment thereof, and to vote all shares that the undersigned would be entitled to vote if personally present.

THIS PROXY WILL BE VOTED AS DIRECTED. IN THE ABSENCE OF DIRECTION, THIS PROXY WILL BE VOTED FOR ALL NOMINEES TO THE BOARD OF DIRECTORS; FOR THE RATIFICATION OF PRICEWATER-HOUSECOOPERS LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM; FOR APPROVAL OF THE COMPANY’S EXECUTIVE COMPENSATION AS DESCRIBED IN THE COMPANY’S PROXY STATEMENT; FOR A 3-YEAR FREQUENCY ON FUTURE VOTES ON EXECUTIVE COMPENSATION; AND AGAINST THE SHAREHOLDER PROPOSAL REQUESTING THE ADDITION OF SEXUAL ORIENTATION AND GENDER IDENTITY TO THE COMPANY’S WRITTEN NON-DISCRIMINATION POLICY. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof.

PLEASE VOTE BY INTERNET OR MARK, SIGN, DATE AND RETURN

THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

See reverse for voting instructions.

Shareowner ServicesSM
P.O. Box 64945
St. Paul. MN 55164-0945
Address Change? Mark Box to the right and Indicate changes below: ☐	COMPANY #

Return Your Proxy by Mail or Vote by Internet 24 Hours a Day, 7 Days a Week

Your Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

INTERNET – www.eproxy.com/leg

Use the Internet to vote your proxy until 5:00 p.m. (CT) on May 11, 2011.

Mail – Mark, sign and date your proxy card and return it in the postage-paid envelope provided.

If you vote your proxy by Internet, you do NOT need to mail back your Voting Instruction Card.
TO VOTE BY MAIL AS THE BOARD OF DIRECTORS RECOMMENDS ON ALL ITEMS BELOW, SIMPLY SIGN, DATE, AND RETURN THIS PROXY CARD.
The Board of Directors Recommends a Vote FOR Proposals 1, 2 and 3, FOR a 3-Year Frequency on Proposal 4, and AGAINST Proposal 5.

1. Election of directors
	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

ò Please fold here – Do not separate ò

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

2. Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐ For	☐ Against	☐ Abstain

3. An advisory vote to approve the Company’s executive compensation as described in the Company’s proxy statement.		☐ For	☐ Against	☐ Abstain

4. An advisory vote concerning the frequency of future votes on executive compensation to be held every:	☐ 3 Years	☐ 2 Years	☐ 1 Year	☐ Abstain

5. A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.		☐ For	☐ Against	☐ Abstain

IN THEIR DISCRETION, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournments or postponements thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN,

WILL BE VOTED FOR PROPOSALS 1, 2 AND 3, FOR A 3-YEAR FREQUENCY ON PROPOSAL 4, AND AGAINST PROPOSAL 5.

Date	Signature(s) in Box

Please sign exactly as your name appears on this card. If stock is jointly owned, all parties must sign. Attorneys-in-fact, executors, administrators, trustees, guardians or corporation officers should indicate the capacity in which they are signing.

LEGGETT & PLATT, INCORPORATED ANNUAL MEETING FOR HOLDERS AS OF 3/7/11 TO BE HELD ON 5/12/11
Your vote is important. Thank you for voting.

To vote by Internet

1)    Read the Proxy Statement and have the voting instruction form below at hand.

2)    Go to website www.proxyvote.com.

3)    Follow the instructions provided on the website.

To vote by Telephone

1)    Read the Proxy Statement and have the voting instruction form below at hand.

2)    Call 1-800-454-8683.

3)    Follow the instructions.

To vote by Mail

1)    Read the Proxy Statement.

2)    Check the appropriate boxes on the voting instruction form below.

3)    Sign and date the voting instruction form.

4)    Return the voting instruction form in the envelope provided.

TO VOTE, MARK BELOW IN BLUE INK AS FOLLOWS:                                                                             M32082-P05459

Important Notice Regarding the Availability of Proxy Materials for the Shareholder

Meeting. The following material is available at www.proxyvote.com:

Information Statement and Annual Report on Form 10-K

The Board of Directors recommends you vote FOR the following proposals:					PLEASE “X” HERE ONLY IF YOU PLAN TO ATTEND THE MEETING AND VOTE THESE SHARES IN PERSON		☐
1. Election of Directors
Nominees:		For	Against	Abstain			For	Against	Abstain

1a. Robert E. Brunner		☐	☐	☐	2.	Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.	☐	☐	☐

1b. Ralph W. Clark		☐	☐	☐

1c. R. Ted Enloe, III		☐	☐	☐

1d. Richard T. Fisher		☐	☐	☐	3.	An advisory vote to approve the Company’s executive compensation as described in the Company’s proxy statement.	☐	☐	☐

1e. Matthew C. Flanigan		☐	☐	☐

1f. Karl G. Glassman		☐	☐	☐	The Board of Directors recommends you vote 3 years on the following proposal:	3 Years	2 Years	1 Year	Abstain

1g. Ray A. Griffith		☐	☐	☐
					4.	An advisory vote concerning the frequency of future votes on executive compensation to be held every: ☐	☐	☐	☐
1h. David S. Haffner		☐	☐	☐

1i. Joseph W. McClanathan		☐	☐	☐	The Board of Directors recommends you vote AGAINST the following proposal:		For	Against	Abstain
1j. Judy C. Odom		☐	☐	☐
					5.	A shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.	☐	☐	☐
1k. Maurice E. Purnell, Jr.		☐	☐	☐

1l. Phoebe A. Wood		☐	☐	☐

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Signature [PLEASE SIGN WITHIN BOX]	Date

VOTING INSTRUCTIONS TO THE COMMITTEE ADMINISTERING

THE LEGGETT & PLATT, INCORPORATED STOCK BONUS PLAN

I hereby instruct the Committee to vote all shares of Common Stock of Leggett & Platt, Incorporated credited to my account in the Leggett & Platt, Incorporated Stock Bonus Plan as of March 7, 2011, at the Annual Meeting of Common Shareholders to be held on May 12, 2011, and at any adjournment thereof, on the following matters, all as set forth in the Proxy Statement, and upon such other business as may properly come before the meeting or any adjournment thereof.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS ONE, TWO, AND THREE, AND A VOTE “FOR” A 3-YEAR FREQUENCY ON PROPOSAL FOUR

(1)	Election of Directors

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN

a. Robert E. Brunner	☐	☐	☐	g. Ray A. Griffith	☐	☐	☐

b. Ralph W. Clark	☐	☐	☐	h. David S. Haffner	☐	☐	☐

c. R. Ted Enloe, III	☐	☐	☐	i. Joseph W. McClanathan	☐	☐	☐

d. Richard T. Fisher	☐	☐	☐	j. Judy C. Odom	☐	☐	☐

e. Matthew C. Flanigan	☐	☐	☐	k. Maurice E. Purnell, Jr.	☐	☐	☐

f. Karl G. Glassman	☐	☐	☐	l. Phoebe A. Wood	☐	☐	☐

(2) Ratification of the Audit Committee’s selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2011.		☐ FOR	☐ AGAINST	☐ ABSTAIN

(3) An advisory vote to approve the Company’s executive compensation as described in the Company’s proxy statement.		☐ FOR	☐ AGAINST	☐ ABSTAIN

(4) An advisory vote concerning the frequency of future votes on executive compensation to be held every:	☐ 3 YEARS	☐ 2 YEARS	☐ 1 YEAR	☐ ABSTAIN
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “AGAINST” PROPOSAL FIVE

(5) Shareholder proposal requesting the addition of sexual orientation and gender identity to the Company’s written non-discrimination policy.		☐ FOR	☐ AGAINST	☐ ABSTAIN

(6) IN THEIR DISCRETION, the proxyholders are authorized to vote on such other business as may properly come before the meeting or any adjournments or postponements thereof.

Please sign EXACTLY as your name appears on the mailing label. The shares represented hereby will be voted as you specify.

IF YOU GIVE NO INSTRUCTIONS OR IF YOUR INSTRUCTIONS ARE NOT RECEIVED BY THE CORPORATE HUMAN RESOURCES DEPARTMENT ON OR BEFORE MAY 2, 2011, THE COMMITTEE WILL DIRECT THE TRUSTEE TO VOTE THE SHARES CREDITED TO YOUR ACCOUNT ON ALL PROPOSALS LISTED ABOVE AND ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

Participant

Date